SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RESOLUTE ENERGY CORPORATION

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1675 Broadway, Suite 1950 Denver, Colorado 80202 Telephone: (303) 534-4600

April 24, 2014

Dear Resolute Energy Corporation Stockholder:

You are cordially invited to the Resolute Energy Corporation Annual Meeting of Stockholders to be held on Tuesday, May 27, 2014 at 12:00 p.m., Mountain Time. The meeting will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.

At the Annual Meeting, you will be asked (i) to elect two Class II directors to our Board of Directors; (ii) to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Vote”); and (iii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2013, with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Nicholas J. Sutton
Chairman and Chief Executive Officer

1675 Broadway, Suite 1950

Denver, Colorado 80202

Telephone: (303) 534-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Resolute Energy Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Resolute Energy Corporation will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at 12:00 p.m., Mountain Time, on May 27, 2014, for the following purposes:

1.	to elect James M. Piccone and Robert M. Swartz to our Board of Directors as Class II directors;

2.	to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Vote”);

3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Friday, April 11, 2014, are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 27, 2014:

The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2013, are available at www.proxydocs.com/ren.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Michael N. Stefanoudakis
Senior Vice President, General Counsel and Secretary

April 24, 2014

Denver, Colorado

i

ii

1675 Broadway, Suite 1950

Denver, Colorado 80202

Telephone: (303) 534-4600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Resolute Energy Corporation, a Delaware corporation (“we,” “our,” “us,” “Resolute” or the “Company”), in connection with its solicitation of proxies for Resolute’s Annual Meeting of Stockholders to be held on May 27, 2014, at 12:00 p.m., Mountain Time, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting” or the “2014 Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 25, 2014. The proxy materials are also available at www.proxydocs.com/ren.

Stockholders Entitled to Vote

The close of business on Friday, April 11, 2014, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 77,921,375 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use that contains voting instructions and allows you to vote via the phone, mail or online.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by such brokerage account or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters such as ratification of auditors, but cannot vote on “non-routine” matters, which include matters such as votes for the election of directors and the Say on Pay proposal. Thus, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Attending the Annual Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 11, 2014, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker non-votes will also be counted as present for purposes of determining the presence of a quorum.

Required Vote

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal One, relating to the election of James M. Piccone and Robert M. Swartz to our Board of Directors as Class II directors to the Board. Members of the Board are elected by a plurality of votes cast. This means that the two duly-nominated persons who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, relating to the proposed approval, by a non-binding advisory vote (the “Say on Pay Vote”), of the compensation paid to the Company’s Named Executive Officers (“NEOs”). To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. A broker non-vote will also have the effect of a vote against the proposal.

Although the advisory vote in Proposal Two is non-binding, the Board will review the results of the vote and will take it into account in making future determinations concerning executive compensation.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Three, relating to the ratification of KPMG LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. Brokers generally have discretion to vote on this routine matter even without specific voting instructions from the beneficial owner of shares.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” Proposal One, relating to the election of James M. Piccone and Robert M. Swartz to our Board of Directors as Class II directors;

•	“FOR” Proposal Two, relating to the proposed approval, by a non-binding advisory vote, of the compensation paid to the Company’s NEOs; and

•	“FOR” Proposal Three, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Any validly completed proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations; however, your broker, bank or other holder of record does not have discretionary voting authority to vote on Proposal One or Proposal Two, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted in favor of the Board’s recommendations on such proposals. If you are a beneficial owner whose shares are held of record by a broker, your broker does have discretionary voting authority under the applicable rules to vote your shares on the routine matter of ratification of KPMG LLP, even if the broker does not receive voting instructions from you.

Other Matters

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the “Proxy Agents”), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us, or (iii) attending the Annual Meeting and voting in person.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of two Class I directors (William H. Cunningham and James E. Duffy), three Class II directors (Richard L. Covington, James M. Piccone and Robert M. Swartz) and three Class III directors (Nicholas J. Sutton, Thomas O. Hicks, Jr., and Gary L. Hultquist). Our certificate of incorporation provides that a director will generally serve for a term that expires at the annual stockholders’ meeting three years after the date of his or her election. The term of the current Class II directors will expire at the 2014 Annual Meeting. Mr. Covington has informed the Board that he will serve out his term but not stand for re-election at the 2014 Annual Meeting due to increasing business commitments and obligations associated with his position at Natural Gas Partners. The Board of Directors has approved the reduction of the size of the Board from eight to seven members effective upon the expiration of Mr. Covington’s term. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the “NYSE”) contemplate that the number of directors in each class will be approximately equal.

The Board has nominated Messrs. Piccone and Swartz to stand for election at the Annual Meeting and to serve until the 2017 annual meeting or until their successors are duly elected and qualified. Directors whose terms of office will not expire at the Annual Meeting will continue in office for the remainder of their respective terms. Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board.

The Board has no reason to believe that Messrs. Piccone and Swartz will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

The Board recommends a vote FOR the election of James M. Piccone and Robert M. Swartz to the Board.

Board of Directors

The following table sets forth certain information as of April 11, 2014, regarding the composition of the Board, including the term of each director.

Name	Age	Position	Director Since	Current Term to Expire
Nominees
Class II
James M. Piccone	63	President and Director	2009	2014
Robert M. Swartz	61	Director	2009	2014

Other Directors
Class I
William H. Cunningham	70	Director	2009	2016
James E. Duffy	63	Director	2009	2016

Class II
Richard L. Covington	56	Lead Independent Director	2009	2014

Class III
Nicholas J. Sutton	69	Chairman and Chief Executive Officer	2009	2015
Thomas O. Hicks, Jr.	36	Director	2009	2015
Gary L. Hultquist	70	Director	2014	2015

Richard L. Covington was elected to the Company’s Board of Directors in September 2009. Mr. Covington has been a member of the Compensation and Corporate Governance/Nominating Committees since September 25, 2009 and is currently our Lead Independent Director. Mr. Covington has informed the Board of Directors that he will not stand for re-election upon expiration of his current term at the 2014 Annual Meeting due to increasing business commitments and obligations associated with his position at Natural Gas Partners.

Nominees

James M. Piccone has been the President and a member of the Board of Directors of the Company since the Company’s formation in July 2009. He was also General Counsel and Secretary of the Company from its formation in July 2009 until July 2010. Mr. Piccone has served as President of the following Company subsidiaries and affiliates: Resolute Natural Resources Company, LLC; WYNR, LLC; BWNR, LLC; RNRC Holdings, Inc.; Resolute Wyoming, Inc.; and Resolute Aneth, LLC (collectively, these entities are referred to as “Predecessor Resolute”), and of Resolute Holdings, LLC (“Resolute Holdings”), since the formation of these entities beginning in 2004. He also served as General Counsel and Secretary of each of these entities until July 2010 and as a member of the Board of Managers of certain of these entities. From January 2002 until January 2004, Mr. Piccone was Executive Vice President and General Counsel for Aspect Energy, LLC, a private oil and gas company. He also served as a contract attorney for Aspect Energy from October 2001 until January 2002. Mr. Piccone served as Vice President—General Counsel and Secretary of HS Resources, Inc. from May 1995 until the acquisition of HS Resources by Kerr-McGee Corporation in August 2001. Currently, Mr. Piccone is a director of Western Energy Alliance. He is admitted to the practice of law in Colorado and is a member of local and national bar associations. In determining Mr. Piccone’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his management and legal expertise, his knowledge of the oil and gas industry and the role he played in the success of HS Resources and Resolute Holdings, including his role in the September 25, 2009 business combination with Hicks Acquisition Company I, Inc. (the “Resolute Transaction”).

Robert M. Swartz was elected to the Company’s Board of Directors in September 2009. Mr. Swartz has been a member of the Audit Committee since September 25, 2009 and a member of the Corporate Governance/Nominating Committee since August 2, 2012. He was also a member of the Compensation and Corporate Governance/Nominating Committees between September 25, 2009 and December 15, 2009. Effective January 1, 2011, Mr. Swartz became Executive Vice President and Chief Operating Officer of Glazer’s Distributors. He was previously Managing Director and Partner of Hicks Equity Partners LLC from 2007 to 2011. He was Chief Executive Officer of Hicks Acquisition Company II, Inc. from September 2010 to December 2010. He was a Senior Vice President of Hicks Acquisition Company I, Inc. from September 2007 until September 2009. From 1999 until 2007, Mr. Swartz served in various positions at Centex Corporation, a NYSE-listed home building company, serving as Senior Vice President of Strategic Planning and Mergers and Acquisitions from 1999 to 2000, and serving as Chairman and Chief Executive Officer of Centex HomeTeam Services from 2000 to 2007. Mr. Swartz is also on the Board of Directors of Ocular LCD, Inc. Mr. Swartz received a Bachelor’s of Science degree in accounting from the State University of New York in Albany in 1973 and a Master of Business Administration degree in finance from New Hampshire College in 1976. Mr. Swartz is a Certified Public Accountant. In determining Mr. Swartz’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in mergers and acquisitions, finance, accounting and management.

Other Directors

William H. Cunningham was elected to the Company’s Board of Directors in September 2009. Dr. Cunningham has been a member of the Audit Committee since September 25, 2009 and a member of the Compensation Committee since August 2, 2012. He was previously member of the Compensation and Corporate Governance/Nominating Committees between September 25, 2009 and December 14, 2009. Dr. Cunningham was a director of Hicks Acquisition Company I, Inc. from October 2007 through March 2010. Since 1979, Dr. Cunningham has served as a professor of marketing at the University of Texas at Austin and he has held the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin since 1985. From 1983 to 1985 he was Dean of the College of Business Administration and Graduate School of Business of the University of Texas at Austin, from 1985 to 1992 he served as the President of the University of Texas at Austin, and from 1992 to 2000 he served as the Chancellor (Chief Executive Officer) of the University of Texas system. Dr. Cunningham currently serves on the Boards of Directors of Lincoln National Corporation, a NYSE listed holding company for insurance, investment management, broadcasting and sports programming businesses; Southwest Airlines, an airline listed on the NYSE; and Lin Television, a NYSE-listed company that owns a number of television stations. Dr. Cunningham currently serves as a member of the Board of Trustees of John Hancock Mutual Funds. Dr. Cunningham received a Bachelor of Business Administration degree in 1966, a Master of Business Administration degree in 1967 and a Ph.D. in 1971, each from Michigan State University. In determining Dr. Cunningham’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his academic experience in corporate governance matters, his service on more than twenty corporate boards, including in many instances as chairman of the audit committee of public companies, and his experience and expertise in marketing and management and his role as CEO of the University of Texas system.

James E. Duffy was elected to the Company’s Board of Directors in September 2009. Mr. Duffy has been a member of the Compensation and Audit Committees since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a co-founder and, since 2003, Chairman of ReadyMax, Inc. (f/k/a StreamWorks Products Group, Inc.), a private consumer products development company that manufactures products for the industrial safety, specialty tool and outdoor recreation industries. From 1990 to 2001, he served as Chief Financial Officer and Director of HS Resources until its sale to Kerr-McGee Corporation. Prior to that time, he served as Chief Financial Officer and Director of a division of Tidewater, Inc. He was also a general partner in a boutique investment banking business specializing in the oil and gas business, and began his career with Arthur Young & Co. in San Francisco. He is a certified public accountant. In determining Mr. Duffy’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his position as chief financial officer of two public oil and gas companies and his service as an audit manager for a major accounting firm with engagement responsibility for public and private entities.

Thomas O. Hicks, Jr. was elected to the Company’s Board of Directors in September 2009. Mr. Hicks has been a member of the Corporate Governance/Nominating Committee since September 25, 2009. Between September 25, 2009 and December 15, 2009, he was also a member of the Compensation Committee. Mr. Hicks has served as a vice president of Hicks Holdings LLC since its inception in 2005. He was a vice president of Hicks Acquisition Company I, Inc. from February 2007 through September 2009 and was its secretary from August 2007 to September 2009. He also served as Secretary and Vice President of Hicks Acquisition Company II, Inc. from October 2010 to July 2011. Hicks Holdings LLC is a Dallas-based family holding company for the Hicks family and a private investment firm which owns and manages real estate assets and makes corporate acquisitions. In 2004 and 2005, Mr. Hicks served as Director, Corporate and Suite Sales, for the Texas Rangers Baseball Club. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York-based merchant banking firm. From May 2010 to August 2010, Mr. Hicks served as Executive Vice President of Texas Rangers Baseball Partners, Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. On May 24, 2010, Texas Rangers Baseball Partners filed a voluntary petition for bankruptcy and on May 28, 2010, a group of creditors filed an involuntary bankruptcy petition against Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. In determining Mr. Hicks’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in sales, banking and management.

Gary L. Hultquist was appointed to the Company’s Board of Directors in February 2014. Mr. Hultquist has been a member of the Compensation Committee and the Corporate Governance/Nominating Committee since February 2014. Mr. Hultquist has been a Director of NYSE-listed Kinder Morgan Management, LLC, the Delegate of the General Partner of Kinder Morgan Energy Partners, L.P., since its formation in 2001. He has also been a Director of Kinder Morgan G.P., Inc., the General Partner of Kinder Morgan Energy Partners, L.P., since 1999, where he currently serves as Lead Independent Director, Chair of the Compensation Committee and Member of the Audit Committee and Nominating and Governance Committee. Since 1986, he has been an international investment banker and strategic advisor, to public and private company clients in the U.S., Europe and Asia, handling corporate financings, mergers and acquisitions and is currently a Managing Director of Viant Capital, LLC, an investment banking firm in San Francisco, specializing in energy and technology. From 1995 to 1997, Mr. Hultquist also served on the Board of Directors and as Chair of the Audit Committee of NASDAQ-listed OnTrak Systems, Inc. during its IPO and subsequent merger with NASDAQ-listed Lam Research for over $400 million. He also served as Board member and advisor to Rodel, Inc., during its acquisition by Rohm and Haas. Mr. Hultquist holds securities licenses 7, 63 and 24 (General Securities Principal) from FINRA and is a member of the California Bar Association. Mr. Hultquist practiced law in San Francisco and Palo Alto, California for over 13 years. Mr. Hultquist has also served on the Boards of Directors of several private companies. He received his B.S. Degree in Accounting-Finance from Northwest Missouri State University, a J.D. degree from the University of Missouri Law School and attended the George Washington University Law School’s LLM in Taxation program. In determining Mr. Hultquist’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the legal and finance aspects of the oil and gas industry.

Nicholas J. Sutton has been Chairman of the Board of Directors and Chief Executive Officer of the Company since the Company’s formation in July 2009. Mr. Sutton has been the Chief Executive Officer of, and previously served on the board of managers of, Resolute Natural Resources Company, LLC and related companies and of Resolute Holdings since their founding in 2004. Mr. Sutton was a co-founder, Chairman and Chief Executive Officer of HS Resources, an NYSE-listed company, from 1978 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until the formation of Resolute Holdings in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. Currently, Mr. Sutton is a director of Tidewater, Inc., an NYSE-listed company that is the owner and operator of the world’s largest fleet of vessels serving the global offshore oil industry. He also is a member of the Society of Petroleum Engineers and of the American

Association of Petroleum Geologists. In determining Mr. Sutton’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the oil and gas industry, his track record in growing public oil and gas companies, including managing acquisition programs, as well as his role in the founding of Resolute Holdings. In addition, Mr. Sutton has degrees in engineering and law, and has attended the Harvard Owner/President Management program, giving him expertise in many of the areas of importance to the Company.

STOCK OWNERSHIP OF CERTAIN PERSONS

Security Ownership of Certain Beneficial Owners and Management

The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock par value $0.0001 per share (“Common Stock”) as of April 11, 2014, by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each NEO (see “Executive Compensation—Summary Compensation Table”), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities.

For purposes of this beneficial ownership table, “Founder’s Warrants” and “Sponsor’s Warrants” are warrants issued in the Resolute Transaction which entitle the holder to purchase one share of Common Stock at a price of $13.00 per share at any time prior to September 25, 2014. For purposes of calculating beneficial ownership as of April 11, 2014, shares issuable on exercise of Sponsor’s Warrants and Founder’s Warrants are considered to be beneficially owned by the holders thereof. The address for all directors and officers is c/o Resolute Energy Corporation, 1675 Broadway, Suite 1950, Denver, CO 80202.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
SPO Advisory Corp. 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	25,561,288 (2)	29.6%

Thomas O. Hicks 100 Crescent Court, Suite 1200 Dallas, TX 75201	5,763,529 (3)	7.1%

TOH Holdings, LP 100 Crescent Court, Suite 1200 Dallas, TX 75201	8,272,761 (4)	9.6%

Natural Gas Partners VII, L.P. 5221 N. O’Connor Blvd., Suite 1100 Irving, TX 75062	6,933,333 (5)(6)(7)	8.2%

Kenneth A. Hersh 5221 N. O’Connor Blvd., Suite 1100 Irving, TX 75062	6,933,333 (5)(6)	8.2%

Resolute Holdings, LLC 1675 Broadway, Suite 1950 Denver, CO 80202	6,933,333 (5)(7)	8.2%

Sageview Capital Master, L.P. 55 Railroad Avenue Greenwich, CT 06830	4,818,611 (8)	6.2%

JPMorgan Chase & Co. 270 Park Ave. New York, NY 10017	4,251,471 (9)	5.5%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,067,408 (10)	5.2%

Richard L. Covington	0	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
William H. Cunningham	116,192 (11)	*

James E. Duffy	51,608 (12)	*

Gary L. Hultquist	14,501 (13)	*

Thomas O. Hicks, Jr.	230,728 (14)	*

Robert M. Swartz	506,477 (15)	*

Nicholas J. Sutton	1,730,677 (16)	2.2%

James M. Piccone	937,026 (17)	*

Theodore Gazulis	734,021 (18)	*

Richard F. Betz	650,726 (19)	*

Michael N. Stefanoudakis	197,261 (20)	*

All directors and executive officers as a group (13 persons)	5,531,222 (21)	7.1%

(1)	Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 77,921,375 shares of Common Stock outstanding as of April 11, 2014.

(2)

This disclosure is based on the Schedule 13D/A filed with the SEC on May 14, 2013 by SPO Advisory Corp. on behalf of SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., SPO Advisory Corp., John H. Scully, Edward H. McDermott, and Phoebe Snow Foundation, Inc. The amount disclosed consists of 17,112,010 shares of Common Stock and warrants to purchase 8,449,278 shares of Common Stock. Messrs. Scully and McDermott are the two controlling persons of SPO Advisory Corp., which is the sole general partner of the sole general partners of SPO Partners II, L.P. and San Francisco Partners, L.P., and may be deemed to beneficially own the shares owned by SPO Partners II, L.P. and San Francisco Partners, L.P. Of these shares, SPO Partners II, L.P., through its sole general partner, SPO Advisory Partners, L.P., holds sole voting and dispositive power over 24,607,635 shares (16,438,110 shares of Common Stock and warrants covering 8,169,525 shares of Common Stock issuable upon exercise); SPO Advisory Partners, L.P., through its sole general partner, SPO Advisory Corp., and in its capacity as sole general partner of SPO Partners II, L.P., holds sole voting and dispositive power over 24,607,635 shares (16,438,110 shares of Common Stock and warrants covering 8,169,525 shares of Common Stock issuable upon exercise); San Francisco Partners, L.P., through its sole general partner, SF Advisory Partners, L.P., holds sole voting and dispositive power over 953,653 shares (673,900 shares of Common Stock and warrants covering 279,753 shares of Common Stock issuable upon exercise); SF Advisory Partners, L.P., through its sole general partner SPO Advisory Corp and in its capacity as sole general partner of San Francisco Partners, L.P. holds sole voting and dispositive power over 953,653 shares (673,900 shares of Common Stock and warrants covering 279,753 shares of Common Stock issuable upon exercise); SPO Advisory Corp, in its capacity as sole general partner of each of SPO Advisory Partners, L.P. and SF Advisory Partners, L.P., holds sole voting and dispositive power with respect to 25,561,288 shares in the aggregate (17,112,010 shares of Common Stock and warrants covering 8,449,278 shares of Common Stock issuable upon exercise). Power is exercised through the two controlling persons of SPO Advisory Corp., John H. Scully and Edward H. McDermott. John H. Scully holds sole voting and dispositive power over 79,913 shares (79,100 shares of Common Stock and warrants covering 813 shares of Common Stock issuable upon exercise), including 6,013 shares held in the John H. Scully Individual Retirement Account, which is self-directed, and 73,900 shares of Common Stock which may be deemed beneficially owned by Mr. Scully in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc., and shared voting and dispositive power over 25,561,288 shares (17,112,010 shares of Common Stock and warrants covering 8,449,278 shares of Common Stock issuable upon exercise) beneficially owned by Mr. Scully solely in his capacity as one of two controlling persons of SPO Advisory Corp. Edward H. McDermott holds sole voting and dispositive power over 1,522 shares of Common Stock (900 shares of Common Stock and warrants covering 622 shares of Common Stock issuable upon exercise) held in the Edward H. McDermott Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 25,561,288 shares (17,112,010 shares of Common Stock and warrants covering 8,449,278 shares of Common Stock issuable upon exercise) beneficially owned by Mr. McDermott solely in his capacity as one of two controlling persons of SPO Advisory Corp.

(3)	This disclosure is based on a Schedule 13D/A filed by Thomas O. Hicks with the SEC on January 9, 2013. Thomas O. Hicks has sole voting and dispositive power over 66,889 shares and shared voting and dispositive power over 5,696,640 shares. The 5,763,529 shares of Common Stock include 66,889 shares of Common Stock held by Mr. Hicks, 524 shares of Common Stock held by HH-HACI GP, LLC (“HH LLC”), of which Mr. Hicks is the sole member, and 5,696,116 shares of Common Stock held by Mr. Hicks’s charitable foundation and estate planning entities for his family. The 5,763,529 shares of Common Stock include Common Stock that would be issuable upon the exercise of 3,606,708 Founder’s Warrants. Mr. Hicks has the shared power to vote and dispose of the aggregate of 5,696,640 shares of Common Stock, which include 524 shares of Common Stock held by HH LLC and 5,696,116 shares of Common Stock held by Mr. Hicks’s charitable foundation and estate planning entities for his family. These 5,697,253 shares of Common Stock include Common Stock that would be issuable upon the exercise of Founder’s Warrants. Mr. Hicks disclaims beneficial ownership of any shares held by other entities, except to the extent of his pecuniary interest.

(4)	This disclosure is based on a Schedule 13G filed by TOH Holdings, LP and TOH Holdings GenPar, LLC with the SEC on January 9, 2013. TOH Holdings GenPar, LLC shares voting and dispositive power over these shares with TOH Holdings, LP. These entities are the beneficial owners of 8,272,761 shares of Common Stock, comprised of Sponsor’s Warrants exercisable to purchase 4,666,667 shares of Common Stock and Founder’s Warrants exercisable to purchase 3,606,094 shares of Common Stock. Thomas O. Hicks, as the sole limited partner of TOH Holdings, LP has a right to receive dividends from, and the proceeds from the sale of, the Common Stock of the Company held by TOH Holdings, LP provided that such right is subject to certain proceeds being first used as prepayment on financing from JPMorgan Chase Bank (as agent for various lenders) obtained by Mr. Hicks.

(5)	This disclosure is based on information provided to the Company by Natural Gas Partners. Natural Gas Partners VII, L.P. (“NGP VII”) owns 100% of NGP Income Management, L.L.C., which is the sole general partner of NGP-VII Income Co-Investment Opportunities, L.P. (“Co-Invest”) and, therefore, may be deemed to be the indirect beneficial owner of the securities owned by Co-Invest. NGP VII and Co-Invest own approximately 66% of the outstanding membership interests of Resolute Holdings and, therefore, may be deemed to be the indirect beneficial owners of the securities owned by Resolute Holdings. NGP VII is deemed to indirectly beneficially own 6,933,333 warrants of the Issuer deemed to be beneficially owned by Resolute Holdings by virtue of it and Co-Invest’s approximate 66% membership interest in Resolute Holdings, subject to certain adjustments in the future that could decrease such interest. NGP VII and Co-Invest disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.

(6)	This disclosure includes 7,242,449 shares over which Mr. Kenneth A. Hersh has shared voting and dispositive power. Mr. Hersh is an Authorized Member of GFW VII, L.L.C., which is the sole general partner of G.F.W. Energy VII, L.P., which is the sole general partner of NGP VII. Thus, Mr. Hersh may be deemed to indirectly beneficially own all the warrants directly and/or indirectly deemed beneficially owned by NGP VII. Mr. Hersh disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(7)	Resolute Holdings has sole voting and dispositive power over 6,933,333 shares, consisting of (i) 4,600,000 Founder’s Warrants and (ii) 2,333,333 Sponsor’s Warrants. NGP VII and Co-Invest own approximately 66% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the warrants owned by Resolute Holdings. NGP VII and Co-Invest disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.

(8)	This disclosure is based on a Schedule 13D filed with the SEC on May 20, 2013 on behalf of each of the following persons: (i) Sageview Capital Master, L.P. (“Sageview Master”); (ii) Sageview Capital Partners (A), L.P. (“Sageview (A)”); (iii) Sageview Capital Partners (B), L.P. (“Sageview (B)”); (iv) Sageview Partners (C) (Master), L.P. (“Sageview (C)”); (v) Sageview Capital GenPar, L.P. (“Sageview GenPar”); (vi) Sageview Capital MGP, LLC (“Sageview MGP”); (vii) Edward A. Gilhuly; and (viii) Scott M. Stuart. Sageview Master is a Cayman Islands exempted limited partnership formed in order to engage in the acquiring, holding and disposing of investments in various companies. Sageview (A), Sageview (B) and Sageview (C) (collectively, the “Sageview Shareholders”) are collectively the holders of 100% of the interest in Sageview Master. Sageview GenPar is a Delaware limited partnership formed to be the sole owner of Sageview Capital GenPar, Ltd., which was formed to act as the general partner of each of the Sageview Shareholders and Sageview Master. Sageview MGP is the general partner of Sageview GenPar. The managing members and controlling persons of Sageview MGP are Edward A. Gilhuly and Scott M. Stuart. Sageview Master beneficially owns 4,818,611 shares of Common Stock. Sageview Master has sole voting power and sole dispositive power over the 4,818,611 shares of Common Stock. Sageview (A) beneficially owns 4,818,611 shares of Common Stock. Sageview (A) has shared voting power and shared dispositive power over the 4,818,611 shares of Common Stock. Sageview (B) beneficially owns 4,818,611 shares of Common Stock. Sageview (B) has shared voting power and shared dispositive power over the 4,818,611 shares of Common Stock. Sageview (C) beneficially owns 4,818,611 shares of Common Stock. Sageview (C) has shared voting power and shared dispositive power over the 4,818,611 shares of Common Stock. Sageview GenPar may be deemed to beneficially own 4,818,611 shares of Common Stock by virtue of being the sole shareholder of the general partner of each of the Sageview Shareholders. Sageview GenPar has sole voting power and sole dispositive power over the 4,818,611 shares of Common Stock. Sageview MGP may be deemed to beneficially own 4,818,611 shares of Common Stock by virtue of being the general partner of Sageview GenPar. Sageview MGP has sole voting power and sole dispositive power over the 4,818,611 shares of Common Stock. As a managing member of Sageview MGP, each of Messrs. Stuart and Gilhuly may be deemed to beneficially own any shares of Common Stock that Sageview MGP may beneficially own or be deemed to beneficially own. Each such individual disclaims beneficial ownership of such shares.

(9)	This disclosure is based on a Schedule 13G/A filed by JPMorgan Chase & Co. with the SEC on January 17, 2014. JPMorgan Chase is the beneficial owner of 4,251,471 shares of Common Stock as a result of being parent holding company to the following subsidiaries holding shares of Common Stock: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management Inc.; and JPMorgan Asset Management (UK) Ltd.

(10)	This disclosure is based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 30, 2014. BlackRock is the beneficial owner of 4,067,408 shares of Common Stock as a result of being parent holding company to the following subsidiaries which are subsidiaries holding shares of Common Stock: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; and BlackRock Investment Management, LLC.

(11)	This disclosure includes (i) 70,192 shares of Common Stock and (ii) 46,000 Founder’s Warrants. The total shares of Common Stock include 15,432 shares of restricted stock that are subject to future vesting.

(12)	This disclosure includes 15,432 shares of restricted stock that are subject to future vesting.

(13)	This disclosure includes 14,501 shares of restricted stock that are subject to future vesting.

(14)	This disclosure includes (i) 77,729 shares of Common Stock, (ii) 68,999 Founder’s Warrants and (iii) 84,000 public warrants. The total shares of Common Stock include 15,432 shares of restricted stock that are subject to future vesting.

(15)	This disclosure includes (i) 207,479 shares of Common Stock and (ii) 298,998 Founder’s Warrants. The total shares of Common Stock include 15,432 shares of restricted stock that are subject to future vesting.

(16)	This disclosure includes 30,751 shares held by the reporting person in an IRA account and 768,829 shares of restricted stock that are subject to future vesting.

(17)	This disclosure includes 425,072 shares of restricted stock that are subject to future vesting.

(18)	This disclosure includes 406,438 shares held by the reporting person in a revocable trust, 43,913 shares held in a custodial account, 8,000 shares and 12,789 warrants held in a deceased family member’s estate of which the reporting person is the sole beneficiary, and 262,881 shares of restricted stock that are subject to future vesting.

(19)	This disclosure includes 53,309 shares held by the reporting person in custodial accounts and 262,881 shares of restricted stock that are subject to future vesting.

(20)	This disclosure includes 155,905 shares of restricted stock that are subject to future vesting.

(21)	This disclosure includes 525,786 underlying currently exercisable warrants and 2,177,369 shares of restricted stock that are subject to future vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations from our executive officers and directors that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2013, except that James E. Duffy filed a Form 4 late with respect to the sale of 2,283 shares of Common Stock due to a reporting miscommunication.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its directors, officers and employees that complies with the rules and regulations of the NYSE and SEC. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” All amendments to, and waivers granted under, the Company’s code of ethics will be disseminated on the Company’s website in the manner required by SEC and NYSE rules.

CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction of its Board of Directors. In connection with its oversight of the Company’s operations and governance, the Board of Directors has adopted, among other things, the following:

•	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

•	Charters of the Audit Committee, the Compensation Committee, and the Corporate Governance/Nominating Committee of the Board of Directors;

•	an Insider Trading Policy to facilitate compliance with insider trading regulations;

•

an Audit Committee Whistleblower Policy to allow directors, officers and employees (i) to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) provides for the receipt of complaints regarding accounting, internal controls or auditing; and

•

a Stockholder and Interested Parties Communications Policy pursuant to which holders of our securities and other interested parties can communicate with the Board of Directors, Board Committees and/or individual directors.

Other than the Insider Trading Policy, each of these documents can be viewed on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

The Board meets regularly to review significant developments affecting the Company and to act on matters requiring its approval. The Board held seven meetings in 2013 and acted three times by written consent. No director attended fewer than 75% of the total number of meetings of the Board and committees on which he served during his period of service in 2013.

Directors are encouraged, but not required, to attend the Annual Meeting. Messrs. Sutton and Piccone attended the 2013 annual stockholders’ meeting.

Director Independence

Under the rules of the NYSE, a majority of the members of the Board of Directors and all of the members of certain committees must be composed of “independent directors,” as defined in the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual who has a relationship, which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Additional independence and qualification requirements apply to our directors serving on certain committees. As discussed under “—Board Committees,” the Company has standing Audit, Compensation and Corporate Governance/Nominating Committees, each of which is composed entirely of independent directors, under each of the applicable standards. The Board has determined that, other than Messrs. Sutton and Piccone, each member of the Board is independent under the NYSE rules. In making that determination, the Board considered the relationships of Mr. Hicks with HH LLC and Mr. Covington with Natural Gas Partners.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on the Board of Directors, or on the Compensation Committee of the Board of Directors.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee are described below.

Audit Committee

The Company has a separately designated Audit Committee, the members of which are Messrs. Cunningham, Duffy and Swartz, with Mr. Swartz serving as Chairman. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices and policies, and to serve as an independent and objective party to monitor the financial reporting process. The Board of Directors has determined that each of Mr. Swartz, Mr. Duffy and Dr. Cunningham qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent under applicable NYSE rules and for purposes of SEC Rule 10A-3, and “financially literate” for purposes of applicable NYSE rules. See “Proposal One—Election of Directors—Board of Directors” for a summary of the business experience of each member of the committee. During 2013, the Audit Committee held four meetings and acted once by written consent.

Compensation Committee

The Company has a separately designated Compensation Committee, which currently consists of Messrs. Covington, Cunningham, Duffy and Hultquist, with Mr. Duffy acting as Chairman. Mr. Covington will no longer serve on the Compensation Committee when his term expires at the 2014 Annual Meeting. The Compensation Committee’s primary function is to discharge the Board’s responsibilities relating to the compensation of our Chief Executive Officer and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives for setting Chief Executive Officer compensation, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer. In February 2012, the Compensation Committee engaged Longnecker and Associates (“L&A”) as its independent compensation consultant and L&A remains in that capacity currently. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules, as recently revised, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code. During 2013, the Compensation Committee held four meetings and acted once by written consent.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee, the current members of which are Messrs. Covington, Hicks, Hultquist and Swartz, with Mr. Covington serving as Chairman. Mr. Covington will no longer serve on the Corporate Governance/Nominating Committee when his term expires at the 2014 Annual Meeting. The Board intends to designate a successor Chairman of the committee prior to the 2014 Annual Meeting. The primary function of the Corporate Governance/Nominating Committee is (i) to assist the Board of Directors with identifying, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, (ii) reviewing, evaluating and recommending changes to the Company’s corporate governance guidelines and (iii) monitoring and overseeing matters of corporate governance, including the evaluation of Board and management performance and the “independence” of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2013, the Corporate Governance/Nominating Committee held four meetings and acted twice by written consent.

Director Nominations

The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should send complete information regarding the candidate to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202. The information provided with respect to the nominee should include five years of professional background, academic qualifications, whether the nominee has been subject to any legal proceedings in the past ten years, the relationship between the security holder and the nominee, and any other specific experience, qualifications, attributes or skills that qualify the nominee for the Board. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

•	have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•

be highly accomplished in his or her field, with superior credentials and recognition and broad experience at the administrative or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience and be able to offer guidance and advice to the chief executive officer based on that expertise and experience;

•	with respect to a majority of directors, be independent and able to represent all stockholders and be committed to enhancing long term stockholder value; and

•	have sufficient time available to devote to the activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The committee does not have a formal policy with respect to the consideration of diversity when assessing director nominees, but considers diversity as part of its overall assessment of the Board’s functioning and needs. The committee retained Preng & Associates, a search firm, to assist it in identifying potential Board candidates.

Non-Management Sessions

The Board generally schedules regular executive sessions involving exclusively non-management directors, as required by NYSE rules, at the time of each in-person board meeting. Our Lead Independent Director presides at all such executive sessions. Mr. Covington is our current Lead Independent Director. Mr. Covington will no longer serve as Lead Independent Director when his term expires at the 2014 Annual Meeting. The Board intends to designate a successor Lead Independent Director prior to the 2014 Annual Meeting.

Stockholder and Interested Parties Communications Policy

In recognition of the importance of providing all interested parties, including but not limited to, the holders of Resolute securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties Communications Policy, a copy of which is available on our website at www.resoluteenergy.com. Pursuant to the policy, interested parties may direct correspondence to the Board, or to any individual director and the Lead Independent Director by mail to the following address: Resolute Energy Corporation, Attn: Lead Independent Director, 1675 Broadway, Suite 1950, Denver, CO 80202.

Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Resolute securities held by the person submitting the communication, if any, and/or the nature of the person’s interest in Resolute, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

Any proposal that a stockholder wishes to include in proxy materials for our 2015 annual meeting of stockholders must be received no later than December 24, 2014, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2015 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.7 of our bylaws, and must be received at our principal executive offices no earlier than January 27, 2015, and no later than February 26, 2015, in each case assuming that the 2015 annual meeting is held on the anniversary of the Annual Meeting. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 2.7 of our bylaws.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after March 10, 2015 that is intended to be presented at the 2015 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Board Leadership Structure and Risk Management

Our Board of Directors currently consists of eight directors, all of whom, other than Messrs. Sutton and Piccone, have been determined to be “independent directors” under the rules of the NYSE. Mr. Sutton has served as Chairman and Chief Executive Officer since the Company became a public company in September 2009, was Chairman and Chief Executive Officer of Resolute Holdings from its inception in 2004, and was instrumental in the completion of the Resolute Transaction. He is most familiar with the Company’s properties and, based on his years as chairman and chief executive officer of HS Resources from 1998 to 2001, has demonstrated skills in building and leading a public oil and gas company. Accordingly, the Board believes that he is uniquely qualified to be the person who sets the agenda for, and leads discussion of, strategic issues for the Company. Our Lead Independent Director presides over executive sessions of the independent directors, which generally occur at the time of each in-person board meeting, and also presides over any Board meetings at which Mr. Sutton is not present. The Lead Independent Director reviews agendas for Board meetings, reviews with Mr. Sutton annual goals and objectives for the Company and consults with the Board regarding its evaluation of the performance of the Chief Executive Officer. The Board believes that its supermajority of independent directors and other aspects of its governance provide appropriate independent oversight to Board decisions.

The Board oversees the risks involved in the Company’s operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. While the charters of the Compensation and Corporate Governance/Nominating Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Current Executive Officers

The following table sets forth certain information as of April 11, 2014, regarding the current executive officers of the Company.

Name	Age	Position
Nicholas J. Sutton	69	Chairman and Chief Executive Officer

James M. Piccone	63	President and Director

Richard F. Betz	52	Executive Vice President and Chief Operating Officer

Theodore Gazulis	59	Executive Vice President and Chief Financial Officer

Michael N. Stefanoudakis	43	Senior Vice President, General Counsel and Secretary

Bob D. Brady, Jr.	56	Vice President, Operations

James A. Tuell	54	Vice President and Chief Accounting Officer

Nicholas J. Sutton—See “Proposal One—Election of Directors” for Mr. Sutton’s biography.

James M. Piccone—See “Proposal One—Election of Directors” for Mr. Piccone’s biography.

Richard F. Betz has been Executive Vice President and Chief Operating Officer since March 2012, was Senior Vice President, Strategy and Planning of the Company from September 2009 to March 2012, and was Vice President—Business Development of the Company from July 2009 to September 2009. He has been Vice President, Business Development of Predecessor Resolute and Resolute Holdings since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years. Mr. Betz received a B.S. in Finance from Villanova University and an MBA from the Wharton School at the University of Pennsylvania.

Theodore Gazulis has been Executive Vice President and Chief Financial Officer (“CFO”) since March 2012, was Senior Vice President and Chief Financial Officer of the Company from September 2009 to March 2012, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He had been Vice President—Finance, Chief Financial Officer, Treasurer and Assistant Secretary of Predecessor Resolute and Resolute Holdings since their founding in 2004. Mr. Gazulis served as a

Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies. Prior to joining HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis received an AB with Distinction from Stanford University and an MBA from the UCLA Anderson Graduate School of Management. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Michael N. Stefanoudakis has been Senior Vice President, Secretary and General Counsel of the Company since July 1, 2010. From April 2009 until June 2010, Mr. Stefanoudakis served as Senior Vice President, Secretary and General Counsel of StarTek, Inc., an NYSE listed company in the business processing outsourcing industry. From 2006 to 2008, Mr. Stefanoudakis was Vice President and General Counsel at BioFuel Energy Company, a NASDAQ-listed company in the ethanol production industry. From 2004 to 2006, Mr. Stefanoudakis served as Vice President and General Counsel of Patina Oil & Gas Corporation, an NYSE listed oil and gas exploration company, until its merger with Noble Energy, Inc. Prior to his public company experience, Mr. Stefanoudakis spent eight years as a practicing attorney, most recently at the legal firm Hogan & Hartson LLP (now Hogan Lovells). Mr. Stefanoudakis graduated from the University of San Diego with a B.A. in Economics in 1993 and from Harvard Law School with a J.D. in 1996. He is admitted to the practice of law in Colorado and is a member of local and national bar associations.

Bob D. Brady, Jr. has been Vice President, Operations of the Company since June 1, 2010. From March 1, 2006 until May 31, 2010, Mr. Brady served as the Company’s Operations Manager. Mr. Brady previously served as Drilling Manager and Engineer for El Paso Production Company and Medicine Bow Energy Corporation (acquired by El Paso) from February 2004 until March 2006. Mr. Brady was Vice President of Engineering and Operations for Double Eagle Petroleum Company from April 2002 until February 2004. Prior to working for Double Eagle, Mr. Brady was Operations Manager for Prima Oil & Gas Company from November 2000 until April 2002. Prior to working for Prima, Mr. Brady was Vice President of Engineering and Operations for Evergreen Operating Company. He has over 30 years’ experience in natural gas and oil industry operations. He graduated from the Colorado School of Mines in 1984 with a Bachelor of Science degree in Petroleum Engineering. He has been a member of the Society of Petroleum Engineers since 1982.

James A. Tuell has been Vice President and Chief Accounting Officer of the Company since June 1, 2010. From December 2009 until May 31, 2010, Mr. Tuell served as the Company’s Interim Chief Accounting Officer. Prior to joining Resolute, Mr. Tuell owned and operated an accounting and finance consultancy which served Resolute and numerous other independent energy companies from January 2009 through December 2009 and from July 2001 to February 2004. Mr. Tuell served as a director of Infinity Energy Resources, Inc. from April 2005 until June 2008. He also served in various officer capacities with Infinity Energy Resources, Inc., from March 2005 through August 2007, including as President, Chief Operating Officer, Chief Executive Officer, principal financial and accounting officer and Executive Vice President. Mr. Tuell also served as President of Infinity Oil & Gas of Wyoming, Inc. and Infinity Oil and Gas of Texas, Inc., wholly-owned subsidiaries of Infinity Energy Resources, Inc., from February 2004 and June 2004, respectively, until May 2007. From 1996 through July 2001, Mr. Tuell served as Controller and Chief Accounting Officer of Basin Exploration, Inc. From 1994 through 1996, he served as Vice President and Controller of Gerrity Oil & Gas Corporation. Mr. Tuell was employed by the independent accounting firm of Price Waterhouse from 1981 through 1994, most recently as a Senior Audit Manager. He earned a B.S. in accounting from the University of Denver and is a certified public accountant.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. This CD&A is intended to be read in conjunction with the tables beginning on page 41 below, which provide detailed historical compensation information for our NEOs. For 2013, our NEOs are:

Name	Title
Nicholas J. Sutton	Chairman, and Chief Executive Officer
James M. Piccone	President and Director
Richard F. Betz	Executive VP—Chief Operating Officer
Theodore Gazulis	Executive VP—Chief Financial Officer
Michael N. Stefanoudakis	Senior VP—General Counsel and Secretary

2013 and 2014 Changes to Compensation Program and Response to 2013 “Say on Pay” Vote

Beginning in March 2013, the Compensation Committee and Board of Directors implemented substantial changes to the Company’s executive compensation programs, including the implementation of annual and long-term incentive programs that are based on objective performance criteria and which are designed to better tie pay to performance. The decisions of the Board and the Compensation Committee with regard to the Company’s executive compensation programs for 2013 included the following:

•	Re-assessed the compensation and performance peer group to ensure proper relative size alignment. The result was a peer group that matches more closely from a revenue perspective.

•	Adopted a formal compensation philosophy which targets base salaries of the NEOs at the median of the market.

•	Instituted a relative total shareholder return (“TSR”) based long-term incentive program to create better alignment of executives and stockholders through long-term incentives.

At our 2013 annual meeting of stockholders, approximately 80% of votes cast were in favor of our NEO compensation. However, Institutional Shareholders Services, Inc. (“ISS”) recommended a vote against our Say on Pay proposal regarding our 2012 NEO compensation and Glass Lewis & Co. (“Glass Lewis”) also identified certain areas of concern, although they recommended a vote in favor of our Say on Pay proposal. We believe that the changes made in March 2013 described above were steps toward addressing some of the concerns identified by ISS and Glass Lewis in their reports on our 2013 Proxy Statement. However, following the outcome of the Say on Pay vote at the 2013 annual meeting, the Board of Directors determined that certain additional changes to our compensation programs were advisable in order to conform our policies to “best practices” and also to further align our policies with certain stockholder sentiments.

Therefore, in March 2014, the Compensation Committee and Board of Directors implemented additional changes to the Company’s executive compensation programs including the following:

•

Amended our long-term incentive program for our NEOs such that the vesting schedule for equity grants will be one-half performance based and one-half time based (rather than one-third performance based and two-thirds time based, as was the previous practice).

•	Adopted formal share ownership guidelines applicable to our officers and directors.

•	Amended our Insider Trading Policy to prohibit hedging of shares and to restrict pledging of shares by officers and directors.

•	Formalized the intent to adopt a clawback policy consistent with Dodd-Frank required rules once such rules are promulgated by the SEC.

Our Executive Compensation Practices

Below we highlight certain executive compensation practices, both the practices we have implemented to drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ interests.

Compensation Best Practices Resolute Follows
Pay for Performance—We tie pay to performance. Over 80% of our executive pay is not guaranteed. We have established clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.
No Discretionary Bonuses—Bonus payouts are tied to quantifiable financial or business metrics and achievement of individual performance metrics . Discretionary bonuses are not provided outside of the formulaic bonus program.
Conservative Executive Compensation Increases—Historically, overall increases in total compensation for the executives have remained well within market appropriate ranges . In fact, base salary levels will remain unchanged from 2013 to 2014.
Mitigate Undue Risk—We mitigate undue risk associated with compensation, including utilizing caps on potential payments, retention provisions, multiple performance targets and robust board and management processes to identify risk.
Double Trigger—All employment agreements and incentive award agreements for NEOs and other senior executives require a termination of employment in addition to a change in control before cash severance benefits are triggered.
No Perquisites—We do not provide perquisites to our executive officers . All other compensation values included in the Summary Compensation Table are related to cost of benefits.
Regular Review of Share Utilization—We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).
Equity Ownership Guidelines—We require our directors and executive officers to acquire and maintain prescribed levels of ownership of our stock in order to align their interest with those of our stockholders.
No SERP Program—We do not offer supplemental executive retirement plans to our current executives.
Minimum Vesting Requirements—We have instituted minimum vesting requirements for all equity-based compensation awards.
Independent Compensation Consulting Firm—The Compensation Committee benefits from its utilization of an independent compensation consulting firm, Longnecker & Associates (“L&A”), which provides no other services to the Company.

Unfavored Practices Resolute Does Not Follow
No Excise Tax Gross-Ups Upon Change in Control
No Repricing of Underwater Stock Options
No Hedging Transactions or Short Sales by Executive Officers or Directors Permitted
No Guaranteed Bonus or Retention Bonus for Executive Officers
Severance multipliers not greater than 3x for any Executive Officer

Resolute Pays for Performance

We are committed to providing value to our stockholders. Along with the strong support of the compensation programs by stockholders in 2013, we continued to dedicate significant efforts to ensuring our executive compensation programs remained appropriate and properly rewarded executives in a manner consistent with feedback received by stockholders. We are confident that through the discussions below, our stockholders will see that we understand our responsibility to maintain an executive compensation program that fairly and appropriately compensates our executive officers.

2013 Resolute Performance

Resolute achieved the following operational and financial results in 2013:

•	Increased revenue 35% over 2012 revenue;

•	Increased Adjusted EBITDA 48% year-over-year;

•	Increased production 31% year-over-year;

•	Resolute established itself as a horizontal driller by drilling five total horizontal wells, three in the Midland Basin, one in the Delaware Basin and one in the Powder River Basin;

•	The first Delaware Basin horizontal well in Reeves County, Texas, had 24-hour peak production rate of 1,403 Boe per day;

•

The first Turner/Frontier horizontal well in Hilight Field, Powder River Basin, reported an average 90-day production rate of 723 Boe per day, 44 Boe per day higher than its 30 day average production rate;

•

The Company successfully acquired properties from Celero Energy II, LP and certain of its affiliates (“Celero”) and RSP Permian, L.L.C. and certain of its affiliates (“RSP”) in late 2012 and early 2013 with the intention of establishing a significant position in the Permian Basin; and

•

During 2013, Resolute also successfully sold certain Aneth interests to Navajo Nation Oil and Gas Company, the Bakken New Home properties to Halcón Resources and lesser interests in Texas and North Dakota to other parties.

As the above points display, we have achieved many strategic initiatives in 2013 which position us well for future growth and stockholder value creation. Unfortunately, this success has not had the effect on our stock price as we would have liked. Nonetheless, our executive team has performed very well over time. The following is a chart of Resolute’s CEO reportable and realized compensation in relation to our three-year stock price performance over the past three years. While our stock performance over the past three years has been relatively flat, realized CEO compensation, as shown in the following section, has likewise remained flat, displaying a good alignment between pay and performance.

Note: The realized long-term incentive values which were determined within the Realized total direct compensation for the chart above include the restricted stock shares and the performance shares vested in each of the years at the year-end stock price. Stock prices are as of December 31 of each year.

Realized Compensation Reflects Alignment with Stockholders

At Resolute, a substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the Summary Compensation Table represents an incentive for future performance, not current cash compensation. This analysis demonstrates the link with performance and actual realized compensation. The table below sets forth the difference between pay shown in the Summary Compensation Table (“Reported Compensation”) and the actual pay realized by the CEO for fiscal years 2013, 2012 and 2011:

Year of Compensation	Reported Total Direct Compensation	Realized Total Direct Compensation	Realized Pay vs. Reported Pay
2013	$5,241,979	$2,287,504	-56%
2012	$2,705,088	$2,183,598	-19%
2011	$2,919,064	$2,042,753	-30%

Realized compensation is different than Reported Compensation as disclosed in the Summary Compensation Table on page 41.

Reported Compensation is the total compensation based on the current SEC reporting rules applicable to the Summary Compensation Table disclosed by a company. Reported pay includes the “grant date fair value” of equity awards (i.e. restricted stock and performance shares), rather than the annual expense value or the value received by the executive.

Realized Compensation is the total compensation actually received by the executive during the fiscal year, including base salary, the current bonus cash payout, market value of previously granted time-based restricted stock that vested in the current year, market value of previously awarded performance-based restricted stock that vested in the current year (assuming performance was achieved), and all other compensation amounts realized in the current year. This excludes the value of newly awarded/unvested restricted stock and performance share grants, and other amounts that will not actually be received until a future date.

A realized compensation analysis measures cash compensation received, as well as the value of long-term compensation as it is earned rather than the value at the time of the grant. The tables above illustrate the actual difference in reported pay versus realized pay for the CEO for calendar years 2011- 2013. As the tables display, the actual compensation realized by Mr. Sutton is significantly less than the value reported in the Summary Compensation Table for each of the last three years.

Because Resolute is ultimately focused on the interests of the stockholder, the realized compensation of the executive team, and in particular the CEO, is linked to the performance of the Company’s TSR and other performance metrics as described in the summary of compensation components below. As such, we have provided the chart below which details the performance of TSR over the past three years in comparison to reported compensation and the compensation that was actually realized by the CEO in order to show that based on the our compensation philosophy, the compensation plans are in alignment with stockholder return.

Note: The TSR for each year is the value of the stock performance between January 1 and December 31 of that year. The realized long-term incentive values which were determined within the Realized total direct compensation for the chart above by the restricted stock shares and the performance shares vested in each of the years at the year-end stock price.

As the analyses above display, the executive compensation programs we have implemented appropriately align the compensation received by our CEO with the returns realized by our stockholders. This is evidenced by the fact that in each of the years the actual compensation realized by Mr. Sutton is significantly less than the reported compensation in the Summary Compensation Table. The reason for this variance is primarily related to the fair value of the restricted stock award at the time of grant compared to the actual value received by the executive, which in 2011, 2012 and 2013 did not include any vesting of performance-based shares. In 2013, performance-based equity awards that were granted in 2010 expired as a result of the performance goals set forth in those grants not being achieved. The following table displays the number of shares expired in 2013 by each NEO.

Executive	2010 Performance Shares Expired on 12/31/13
Chief Executive Officer	112,500
President	68,750
Executive VP—Chief Operating Officer	50,000
Executive VP—Chief Financial Officer	50,000
Senior VP—General Counsel and Secretary	7,000

Performance-based equity awards were also awarded in 2011 and 2012 and have the potential for vesting in 2014 and 2015, respectively. Vesting of these awards will only be achieved if there is a substantial increase in stock price from its current trading levels, resulting in positive returns to stockholders. Based on these facts, it is our opinion that the compensation programs are aligned with stockholders and motivate executives to focus on building long-term value for stockholders.

Process for Establishing Executive Compensation

Role of the Committee

The Company’s Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors has delegated to the Compensation Committee its responsibilities with respect to development of a compensation program and primary implementation of that program. The Compensation Committee is solely responsible for determining the compensation of the Chief Executive Officer and makes recommendations to the Board regarding the compensation of other executive officers. It also makes recommendations to the Board regarding awards under the 2009 Performance Incentive Plan. Generally, the types of compensation and benefits provided to the Company’s executive officers are similar to those provided to the Company’s other officers and employees. The Company does not have compensation plans that are solely for executive officers. Those officers whose compensation elements and amounts are specifically listed in the Company’s proxy statement are the NEOs.

Role of Management

The Chief Executive Officer plays a key role in determining executive compensation for the other NEOs and other officers. The Chief Executive Officer attends the meetings of the Compensation Committee at which executive compensation is being discussed and makes recommendations to the committee. In arriving at his recommendations, the Chief Executive Officer evaluates the performance of each executive and solicits input from the peers of such executives and others, as necessary. This evaluation is shared with the committee and forms the basis for the recommendation. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Role of Compensation Consultant

The Compensation Committee, which has sole authority to retain and terminate any compensation consulting firm, may independently retain compensation consultants to assist in deliberations regarding executive compensation. During 2013, the Compensation Committee engaged Longnecker & Associates (“L&A” or the “Compensation Consultant”) to assist in providing a comprehensive assessment of our executive compensation programs. The Compensation Committee retained the sole authority to select, retain, terminate, and approve fees and other retention terms of the relationship with L&A.

The Compensation Consultant provides various executive compensation services to the Compensation Committee. Generally, these services include advising the Compensation Committee on the principles of our executive compensation program and providing market information and analysis regarding the competitiveness of our program design and award values in relationship to performance.

During 2013 and early 2014, the Compensation Consultant performed the following services for the Committee:

•	Conducted an evaluation of the total compensation for each of the NEOs;

•	Presented information related to current trends and regulatory developments affecting executive compensation programs in our market;

•	Assisted with the analysis and selection of peer group companies for compensation purposes and for comparative TSR purposes under our 2013 long-term incentive grants;

•	Assisted in the amendment of our performance-based long-term incentive compensation program;

•	Reviewed the annual short-term incentive plan; and

•	Assisted in the drafting and review of the 2013 Compensation Discussion and Analysis and compensation tables for this proxy statement.

The NYSE has adopted guidelines for compensation committees to consider when identifying Compensation Committee advisor independence. The Compensation Committee reviewed these guidelines and determined that L&A is an independent consultant under these guidelines. This independence was confirmed in writing by L&A. L&A performs no services for the Company other than those specific to Board committee assignments regarding executive and non-employee director compensation. Our management communicates with L&A and provides data to L&A regarding our executive officers, but does not direct L&A’s activities.

Benchmarking and Peer Group Comparison

The Compensation Committee sought advice from L&A in 2013 regarding base salary, annual bonus, the nature and amount of long-term incentives, performance measures for short-term and long-term incentives, identification of representative peer groups and general market data. L&A evaluated our executive compensation and recommended continued focus on total direct compensation as a means to achieve the compensation objectives outlined above while remaining competitive with the external market. Following the review of the L&A analysis, the Compensation Committee determined that the general structure of the Company’s compensation programs were generally competitive and did not require any immediate action by the committee. The Compensation Committee, along with L&A and management, established the following peer group for compensation purposes for 2013:

Resolute Energy Corporation’s 2013 Compensation Peer Group (in millions)
Company Name	Ticker	Revenue[1] $	Assets[1] $	Net Income[1] $
Abraxas Petroleum Corp.	AXAS	94	224	39
Approach Resources, Inc.	AREX	181	1,145	72
Callon Petroleum Co.	CPE	103	424	4
Carrizo Oil & Gas Inc.	CRZO	520	2,111	44
Clayton Williams Energy, Inc.	CWEI	425	1,367	-25
Comstock Resources, Inc.	CRK	420	2,139	41
Forest Oil Corporation	FST	441	1,118	74
Laredo Petroleum, Inc.	LPI	665	2,624	118
Magnum Hunter Resources Corp.	MHR	280	1,857	-222
PDC Energy, Inc.	PDCE	435	2,025	22
Rosetta Resources, Inc.	ROSE	821	3,277	199
Sanchez Energy Corporation	SN	314	1,629	27
Swift Energy Co.	SFY	589	2,644	-19
W&T Offshore Inc.	WTI	984	2,507	51
WPX Energy, Inc.	WPX	2,885	8,429	-1,185
Resolute Energy Corporation[2]	REN	360	1,065	3.6

1)	Data latest trailing twelve months as of February 2013 based on most recent public filings at that time.

2)	Based on figures provided by management.

L&A compiled compensation data for the peer group from the summary compensation tables within proxy statements, as well as narrative disclosures in the CD&A sections. The consultant also provided published survey compensation data from multiple sources, including the following surveys: Economic Research Institute, Mercer, Inc. Energy Survey, Kenexa and Towers Watson. For each survey, L&A adjusted the data to appropriately reflect companies of a similar size to the Company.

For each element of compensation for which data was available, L&A averaged the 25th percentile from the peer group and the published survey data to approximate the 25th percentile for the “market.” A similar process was used to establish the 50th and 75th percentiles. The combination of published survey data and peer compensation data was then used to compare the compensation of our NEOs to comparably titled persons at companies within our peer group and in the survey data.

The Compensation Committee makes modifications to the peer group from time to time due to consolidations within the market, and to accommodate new companies entering the oil and gas exploration and production industry, or for other reasons. Based on this annual assessment, the Compensation Committee, in connection with L&A and management, determined that changes to the peer group would be appropriate for 2014. As such, the Compensation Committee approved the following peer group for 2014:

Resolute Energy Corporation’s 2014 Compensation Peer Group (in millions)
Company Name	Ticker	Revenue[1] $	Assets[1] $	Net Income[1] $
Abraxas Petroleum Corp.	AXAS	94	224	39
Approach Resources, Inc.	AREX	181	1,145	72
Bill Barrett Corp.	BBG	568	2,382	-193
Bonanza Creek Energy, Inc.	BCEI	422	1,546	69
Callon Petroleum Co.	CPE	103	424	4
Carrizo Oil & Gas Inc.	CRZO	520	2,111	44
Clayton Williams Energy, Inc.	CWEI	425	1,367	-25
Comstock Resources, Inc.	CRK	420	2,139	41
Forest Oil Corporation	FST	441	1,118	74
Goodrich Petroleum Corp.	GDP	203	974	-95
Laredo Petroleum Holdings, Inc.	LPI	665	2,624	118
PDC Energy, Inc.	PDCE	435	n/a	-22
Rosetta Resources, Inc.	ROSE	821	3,277	199
Sanchez Energy Corporation	SN	314	1,629	27
Swift Energy Co.	SFY	589	2,644	-19
W&T Offshore, Inc.	WTI	984	2,507	51
Resolute Energy Corporation	REN	324	1,615	2

1)	Data latest trailing twelve months as of February 2014 based on most recent public filings at that time.

Compensation Philosophy and Components

Compensation Philosophy

The Company believes that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of the Company’s short-term and long-term strategic goals which are aligned with the stockholders’ interests. As a result, the Company’s compensation philosophy is to provide all employees (except those covered by union contracts that limit the Company’s flexibility in matters related to compensation) with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and encourage employees to maximize stockholder value.

Under this philosophy, all Company employees (with the exception noted above) have aligned interests. When establishing total compensation, the Company has the following objectives:

•	To attract, retain and motivate highly qualified and experienced individuals;

•	To provide financial incentives through an appropriate mix of fixed and variable pay components to achieve the organization’s key financial and operational objectives;

•	To ensure that a portion of total compensation is “at risk” in the form of performance-based and equity compensation; and

•

To offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

The core principle of our executive compensation philosophy is to pay for performance. Accordingly, our executive compensation program is heavily weighted toward “at-risk” performance-based compensation. We have three elements of total direct compensation: base salary, annual incentive bonus and long-term equity compensation. These elements provide our Compensation Committee with a platform to reinforce our pay-for-performance philosophy to address our business needs and goals with appropriate flexibility. As illustrated in the charts below, in 2013, 89% of total direct compensation to our CEO was provided through incentive-based compensation, while 83% of NEO compensation was incentive-based, based on compensation information contained in the Summary Compensation Table.

The following charts display the mix of total compensation components of Resolute for the CEO and the other NEOs in 2013. This includes 2013 base salaries, annual incentive cash bonuses, time and performance-based long-term incentives, and all other compensation. As Resolute is focused on the alignment of the interests of its executives with the interests of stockholders, a majority of compensation is provided through incentive-based compensation with metrics intended to drive long-term company growth. The chart also displays the “at risk compensation,” or the performance based components:

Note: All other income is less than 1%

In addition, as shown in the charts below, in 2014, the Compensation Committee and the Board of Directors further adjusted the composition of the restricted stock awards granted to the CEO and other NEOs such that one-half of the shares of restricted stock were granted as time-vested Shares and one-half of the shares were granted performance-vested shares, thus increasing the “at risk” portion of CEO and NEO compensation and further aligning total compensation to stockholder returns.

Note: All other income is less than 1%

It is the Compensation Committee’s policy to provide incentives that promote both our short-term and long-term financial objectives that are appropriate to the nature of our assets. Base salary and short-term incentive compensation are designed to reward achievement of short-term objectives, while the long-term incentive compensation is intended to encourage employees, particularly executives, to focus on our long-term goals. Base salary, annual cash bonuses and equity awards are the primary components of our compensation program and we believe that attention to all three elements is important to retain our existing personnel and to attract and hire new employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s dedication and demonstrated contribution of value to the Company, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

We consider an inability to attract or retain qualified motivated employees as a significant risk for the Company as we operate in a highly competitive industry for talent. In approving elements of the compensation program, the Compensation Committee and the Board prefer a balancing of factors, so that no single performance metric becomes an overriding influence. For that reason, the incentive compensation program described below balances a number of metrics. Our Long-Term Incentive Program, also described below, generally provides for vesting over a multi-year period in order to mitigate against a short-term focus at the expense of long-term results by our senior executives, including the NEOs.

Setting the Company’s Executive Compensation

Executive compensation is reviewed by the Compensation Committee no less frequently than annually. Compensation is expected to be based on the foregoing objectives and to include as integral components: base salary, annual and long-term incentive-based cash and non-cash compensation. In performing its compensation reviews and making its compensation decisions regarding the compensation of the Company’s Chief Executive Officer and other executive officers, the Compensation Committee will conduct an ongoing review of compensation data from the peer group and the industry in general.

In establishing executive compensation, base salaries are expected to be targeted near the midpoint of a range established by this peer and industry review, although adjustments are made for such things as experience, market factors or exceptional performance, among other factors. Potential total compensation, including annual incentive compensation is expected to be at the upper range of total compensation at comparable companies if performance targets are met.

Annual cash incentive and equity incentive awards will be designed to reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and to balance rewards for short-term and long-term performance. Long-term incentive compensation will be used to reward and to encourage long-term performance and an alignment of interests between the individual, the organization and the stockholders. Long-term incentive grants will be used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. Annual cash incentives and equity incentive awards are expected to be targeted at the upper end of the range established by this peer and industry review such that an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data to the extent that business success makes long-term incentive awards more valuable.

In determining the allocation between cash short-term and non-cash long-term incentive compensation for executive officers, the Compensation Committee engages in an individual analysis for each executive. Factors affecting compensation decisions include:

(i)	The Company’s annual performance;

(ii)	Impact of the employee’s performance on the Company’s results;

(iii)	The Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and

(iv)	Internal equity.

The committee also takes into consideration the fact that, although our officers are responsible for specific business functions, together they share responsibility for the performance of the Company. As we seek to attract and retain the best talent available, we also wish to have employees view employment at the Company as a career decision. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders. We have a very experienced executive team, many members of which have been in the oil and gas industry for thirty years or more, and we believe that our future success will be enhanced by retaining these experienced employees through our compensation philosophy and practices.

We believe that the proportion of total compensation that is performance-based, and therefore “at risk,” should increase with an individual’s level of responsibility. Therefore, long-term incentive compensation grants will typically represent a larger proportion of the total compensation package as the level of responsibility of the executive increases. For the Chief Executive Officer, long-term incentive grants are typically the largest element of the total compensation package. Executive officers generally receive the same benefits as other employees, although not necessarily in the same mix or amounts.

As explained above, base salaries are targeted near the midpoint of a range established by this peer and industry review and annual cash incentives and equity incentive awards are targeted at the upper end of the range established by this peer and industry review such that an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data to the extent that business success makes incentive awards more valuable. In 2013, the Compensation Committee and Board adjusted the base salaries of the NEOs consistent with this philosophy and took a step towards adjusting annual cash incentive targets and equity incentive targets toward the upper end of the range, while acknowledging that further adjustment was needed in the future. No additional adjustments were made in 2014 in light of 2013 Company performance. The following table summarizes the Company’s various compensation components for 2013 and the philosophy associated with each component:

Component	Purpose of Component	Key Characteristics	Philosophy
Base Salary	Base level of compensation which is determined on an executive’s performance, experience, and tenure, as well as the competitive market for talent.	Fixed compensation which is reviewed by the Compensation Committee annually.	50th Percentile
STI Annual Incentive Award	Motivates executives to achieve short-term business goals and objectives which ultimately drive long-term company performance.	At-risk compensation which is based on the achievement of annual corporate and individual goals and objectives.	Up to 75th Percentile
Time-Vested Restricted Stock	Reinforces a strong link between executives and stockholders through stock ownership. It also functions as a highly effective retention tool by reducing the volatility of incentive awards in an unpredictable market.	Long-term incentive award which time vests ratably over a three year period.	Up to 75th Percentile
Performance-Vested Restricted Stock	Motivates executives to increase stockholder value creation and develop the Company for continued long-term success. Promotes a strong link between the interests of our executives and stockholders.	At-risk compensation which is tied to the relative stock performance as compared to similar companies over a three year period.	Up to 75th Percentile
All Other Compensation	Provides benefits intended to enhance employee health which further assists in our efforts to attract and retain qualified executives.	Includes health and welfare plans and minimal perquisites.	Minimal

Compensation Components

The combination of base salary, annual cash incentives and equity awards comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives. The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not award an equity grant. The Compensation Committee may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Base Salary. The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are based upon each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contribution to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. The Compensation Committee’s evaluation of each executive officer’s performance is subjective; no specific written criteria or formulas, and no pre-determined targets, are used in determining base salary. The factors considered in compensation decisions are not weighted, but are viewed collectively. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed each year. The committee is responsible for determining the base salary for the Chief Executive Officer, and the Chief Executive Officer recommends the base salary for the other executive officers. Other executive officers recommend the base salary for all employees that are in that executive officer’s area of responsibility. The Chief Executive Officer, the President, the Chief Financial Officer and the Chief Operating Officer review the recommendations for salaries and bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all employees from the Chief Executive Officer and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for final approval.

Base salaries for 2013 for each of the NEOs were set in March 2013, as follows:

Executive	2013 Base Salary
Chief Executive Officer	$590,000
President	$415,000
Executive VP—Chief Operating Officer	$350,000
Executive VP—Chief Financial Officer	$350,000
Senior VP—General Counsel and Secretary	$300,000

The decisions with respect to 2013 salaries for the NEOs reflected responsibilities associated with public company status, increased experience levels, and other factors. In determining base salary adjustments, the Compensation Committee reviewed data presented by L&A, referred to in the Bencharmking and Peer Group Comparison section above.

In March 2014, in connection with the yearly compensation cycle, and based in part on peer group and market data provided by L&A, and based on the overall performance of the Company below expectations in 2013, the Compensation Committee and the Board approved 2014 base salaries for each of the NEOs, as follows:

Executive	2014 Base Salary	Percent Increase
Chief Executive Officer	$590,000	0%
President	$415,000	0%
Executive VP—Chief Operating Officer	$350,000	0%
Executive VP—Chief Financial Officer	$350,000	0%
Senior VP—General Counsel and Secretary	$300,000	0%

Short-Term Incentive (“STI”) Compensation. Annual short-term incentive cash bonuses are performance-based and are intended to promote achievement of our business objectives of increasing stockholder value. All eligible employees participate in an annual bonus plan with the same performance objectives as those used for executive officers. The annual bonus awards are also intended to assist executives in meeting income tax obligations associated with vesting of restricted stock, which is a significant component of the executives’ compensation, so that executives are not forced to sell their stock to meet tax obligations and are able to maintain their equity positions in the Company.

Similar to base salaries, the Compensation Committee is responsible for determining the bonus for the Chief Executive Officer, and the Chief Executive Officer recommends the annual bonus for each other executive officer. Other executive officers recommend the annual bonus for all employees that are in that executive officer’s area of responsibility. The Chief Executive Officer, the President, the Chief Financial Officer and the Chief Operating Officer review the recommendations for bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all executives from the Chief Executive Officer and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for final approval.

In connection with the yearly compensation cycle, the Compensation Committee asked L&A in February 2013 to evaluate the structure of the Company’s STI Compensation Program. In view of the trends in cash bonus programs of the Company’s industry peers and the market generally, L&A recommended that the Company maintain the structure of its STI Compensation Program.

For 2013, the Compensation Committee recommended, and the Board approved for implementation, a program that set bonus targets, which are a percentage of base salary, for the senior executives, and then decided which performance metrics would be used to determine whether bonus awards will be less than (the “threshold level”), equal to (the “target level”), or greater than (the “stretch level”) the target percentage. In early 2013, the Compensation Committee also reviewed the STI target percentage targets for all Company employees based on peer company and market data. Following such review, it was determined that adjustments were needed in order to bring the percentage targets into ranges that would be consistent with the Company’s compensation philosophy of paying base salaries that are targeted near the midpoint of a range established by this peer and industry review, and potential total compensation, including annual incentive compensation, at the upper range of total compensation at comparable companies if performance targets are met. As such, the 2013 target LTI awards for our NEOs, as a percentage of each executive’s base salary, were adjusted to the following:

Executive	Annual STI Target (As % of Base Salary)
Chief Executive Officer	125%
President	100%
Executive VP—Chief Operating Officer	90%
Executive VP—Chief Financial Officer	90%
Senior VP—General Counsel and Secretary	80%

The Compensation Committee established a bonus pool equal to the aggregate of each eligible employee’s target bonus percentage multiplied by that employee’s base salary (the “Bonus Pool”). 50% of the Bonus Pool was allocated to the “Company Performance Metrics Pool,” and 50% of the Bonus Pool was allocated to the “Individual Performance Metrics Pool.” The Company Performance Metrics Pool may be increased or decreased depending on how the Company has performed as measured against certain pre-established parameters. In determining which performance metrics to use in evaluating this portion of bonus awards, the Compensation Committee concluded that short-term incentive compensation should be based on achievement of operational objectives rather than measures such as TSR that can be greatly influenced by factors outside of any individual’s influence or control. Longer term performance metrics are more appropriate for the long-term incentive plan.

For 2013, as in past years, the Compensation Committee utilized four key performance metrics: (i) production, (ii) lease operating expense (“LOE”), (iii) general and administrative expense (“G&A”), and (iv) the Company’s success in advancing its capital and strategic projects on time and on budget. These are also the same metrics that were approved for use in the 2014 STI Compensation Program.

The specific levels of the first three metrics that would trigger the threshold, target and stretch bonus payments were tied to the Company’s public guidance with respect to these metrics. The performance criteria for the target bonus were generally at the midpoint of the range of the Company’s public guidance, with the threshold and stretch bonuses being payable for performance that was less than or exceeded those expectations. The threshold and stretch values are set by management within ranges authorized by the Board of Directors. Performance that would qualify for bonuses at the threshold level is expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level is believed to be achievable with additional effort. Performance that would qualify for bonuses at the stretch level is believed to be achievable with extraordinary efforts. Generally, the bonus amount for the “threshold” level of performance is 50% of the target and the bonus amount for “stretch” level of performance is 150% of the target. Bonuses can range between these amounts based on the level of performance attained. In the case of capital projects, the Company’s performance is measured by how well, in the opinion of the Board of Directors, the Company executes on its capital plan. There is generally no bonus payable with respect to a certain metric if the “threshold” level of performance is not met on any particular metric. The concepts of threshold, target and stretch values are applied at the discretion of the Board with respect to the capital projects metric.

The Company Performance Metrics Pool was divided among eligible participants on a formulaic pro rata basis, although the Compensation Committee reserved the ability to adjust individual participants’ awards as the result of extraordinary individual contribution or lack thereof.

Below is the weighting of the four Company level components (relative to the 50% of the Bonus Pool that was allocated to Company performance), and the Board’s assessment of the Company’s performance for 2013, with respect to those items was as follows:

Aggregate Production: The production target represents 37.5% of an individual’s Company Performance Target Amount. The target value of performance for 2013 was annual production of 4.865 MMBoe, while the threshold value for production was 4.5 MMBoe and the stretch value was 5.23 MMBoe, or 7.5% above and below the midpoint of public guidance. The Company’s 2013 aggregate oil and gas production was 4.47 MMBoe, falling slightly below the threshold value and thus achieving 0% of the target level of performance.

Lease Operating Expense: The LOE target represents 22.5% of an individual’s Company Performance Target Amount. The 2013 midpoint of guidance for LOE was $106.5 million and thus represented the target value for this metric. The threshold value was $117.2 million and the stretch value was $95.85 million, or 10% above and below the midpoint of public guidance. LOE for this purpose means lease operating expenditures excluding charged overhead expense and production related taxes. The Company’s 2013 aggregate LOE was $102.3 million, below (better than) the midpoint of public guidance but higher than the stretch value, and thus achieving 120% of the target level of performance.

General and Administrative Expenses: The G&A target represents 15% of an individual’s Company Performance Target Amount. The 2013 midpoint of guidance for G&A was $25.0 million and thus represented the target value for this metric. The threshold value was $27.50 million and the stretch value was $22.50 million, or 10% above and below the midpoint of public guidance. G&A expenses are the costs of running the business that are not specific to purchasing a particular asset or pursuing a particular project. G&A for purposes of the STI Plan excludes the impact of overhead reimbursement, capitalized expenses, the actual payment of short term incentive compensation and non-cash charges related to stock-based compensation. The Company’s aggregate G&A expense for 2013 was $21.65 million, below (better than) the stretch value, and thus achieving 150% of the target level of performance.

Capital Projects: The capital projects metric represents 25% of an individual’s Company Performance Target Amount. Achievement of planned capital projects is the starting point for determining the level of achievement for this metric. However, over the course of the year capital budgets may be adjusted as certain projects are delayed and other opportunities that were not foreseen at the outset of the year materialize. The capital metric is subjective in nature and is determined at the discretion of the Board. While the Company can point to significant accomplishments over the course of the year, on balance 2013 was a somewhat disappointing year from a capital efficiency perspective. Aggregate capital expenditures for 2013, excluding acquisitions and divestitures, exceeded the Company’s plan amount by approximately 18%, while oil and gas production for the year came in below the target level. As a result, the capital projects metric was determined by the Board, consistent with management’s recommendation, to have been achieved at 0% of the target level of performance for 2013.

The above weighting and grading resulted in the bonus pool receiving approximately 49.4% of the Bonus Pool allocated to Company performance, or 24.7% of the overall target pool.

The other 50% of the Bonus Pool (the Individual Performance Metrics Pool) was allocated according to management’s, the Compensation Committee’s and the Board’s assessment of individual and group performance measured against defined goals and objectives. This portion of the bonus determination is more subjective than the performance metrics described above, which are inherently more formulaic, but the Compensation Committee believes that motivating and rewarding superior performance is not a matter of “one size fits all.” Effective discretion in this regard is a significant component of good management.

STI compensation for Company performance is primarily based on the performance metrics discussed above. Individual performance STI is more directed to personal outcomes. However, in the case of the most senior officers, separating personal and Company outcomes is difficult. The Board believes that the senior group is responsible for overall Company performance and, given the overall performance of the Company below expectations, the Compensation Committee and Board determined, consistent with management’s recommendation, that the personal performance percentage for each executive officer should be 90%. This percentage recognizes the many positive achievements during the year, but would also acknowledge the fact that the Company as a whole did not perform up to expectations.

The Board of Directors approved the continuation of the STI Plan in its current form, with the same annual STI targets for the NEOs and the same Company metrics to be used but updated consistent with the Company’s public guidance for 2014, except that the the range for all three metrics (other than the capital projects metric) is 10% above and below the mid-point of public guidance.

Long-Term Incentive (“LTI”) Compensation. The Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”) in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. An amendment to the Incentive Plan was approved by the stockholders of the Company in June 2011. The maximum number of shares of Common Stock that may be issued pursuant to awards under the Incentive Plan as adopted is 9,157,744. Awards for 1,667,613 shares (net of forfeitures) were made in 2013, including 836,855 shares to the CEO and the other NEOs.

The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of incentive awards. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders. In particular, long-term incentive compensation is awarded to employees who are important for us to retain to accomplish our strategic goals over the longer term. As with base salary and short-term incentive compensation, the long-term awards granted to each recipient are determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee’s ability to add value to our enterprise and the compensation data from our peer group.

2013 Amendments to LTI Compensation Program.

In connection with the 2013 yearly compensation cycle, the Compensation Committee engaged L&A in February 2013 to evaluate the structure of the Company’s LTI Compensation Program. In view of the trends in equity programs of the Company’s industry peers and the market generally, L&A recommended that the Company amend its LTI Compensation Program in certain respects. L&A advised the Company to (i) eliminate performance share grants to employees below the officer level since those employees are not generally able to influence the stock performance of the Company; (ii) amend the performance share structure for officer level grants so that vesting of performance shares is based on a TSR relative to a peer group metric rather than absolute nominal stock price appreciation; and (iii) to reduce the vesting period for all restricted stock grants from four years to three years. The Compensation Committee and the Board approved these changes in the LTI Compensation Program and implemented such changes in connection with the 2013 annual equity awards.

On March 8, 2013, the Board of Directors and the Compensation Committee approved certain long-term incentive grants to the executive officers of the Company (including the NEOs) under the Incentive Plan (the “2013 NEO Awards”). The Company filed a Current Report on Form 8-K on March 14, 2013 reflecting the details of the 2013 NEO Awards.

The 2013 NEO Awards consist of grants of restricted stock, two-thirds of which vest by the passage of time (“Time-Vested Shares”) and one-third of which vest only upon achievement of specified thresholds of cumulative TSR as compared to a specified peer group (the “Performance-Vested Shares”). A TSR percentile (the “TSR Percentile”) is calculated based on the change in the value of the Company’s Common Stock between the grant date and the applicable vesting date, including any dividends paid during the period, as compared to the respective TSRs of a specified group of 17 peer companies. The Time-Vested Shares vest automatically in three installments upon the one-, two- and three-year anniversaries of the grant date. The Performance-Vested Shares vest in three installments to the extent that the applicable TSR Percentile ranking thresholds are met upon the one-, two- and three-year anniversaries of the grant date. Performance-Vested Shares that are eligible to vest on a vesting date but do not qualify for vesting become eligible for vesting again on the next vesting date. All Performance-Vested Shares that do not vest as of the final vesting date will be forfeited on such date.

The 2013 NEO Awards also consist of the right to earn additional shares of Common Stock upon achievement of a higher TSR Percentile (“Outperformance Shares”). The Outperformance Shares are earned in increasing increments based on a TSR Percentile attained over a specified threshold. Outperformance Shares may be earned on any vesting date to the extent that the applicable TSR Percentile ranking thresholds are met in three installments on the one-, two- and three-year anniversaries of the grant date. Outperformance Shares that are earned at a vesting date will be issued to the recipient; however, prior to such issuance, the recipient is not entitled to stockholder rights with respect to Outperformance Shares. Outperformance Shares that are eligible to be earned but remain unearned on a vesting date become eligible to be earned again on the next vesting date. The right to earn any theretofore unearned Outperformance Shares terminates immediately following the final vesting date.

The vesting schedule for the above awards continues as long as the recipient is employed by the Company or, in the case of the CEO and the President, effects a qualifying retirement. Any unvested shares are forfeited upon a recipient’s termination of employment with the Company, other than in the event of a qualifying retirement. Upon death or disability, all Time-Vested Shares and Performance-Vested Shares shall vest, but any unearned Outperformance Shares are no longer eligible to be earned. Upon a change in control (as defined by the Plan), all Time-Vested Shares and Performance-Vested Shares may vest, at the discretion of the Board, on the terms set forth in the Plan, and any unearned Outperformance Shares will vest to the extent that the applicable performance thresholds are met in the change in control transaction. Vesting will automatically accelerate on an individual’s death or disability or under certain other events such as dissolution of the Company. The vesting of the shares of restricted stock also accelerates under certain circumstances described in the Employment Agreements for each NEO, as described below.

In addition to the structural amendments made to the Company’s LTI Compensation Program in 2013, the Compensation Committee also reviewed the LTI percentage targets for all Company employees based on peer company and market data. Following such review, it was determined that adjustments were needed in order to bring the percentage targets into ranges that would be consistent with the Company’s compensation philosophy of paying base salaries that are targeted near the midpoint of a range established by this peer and industry review, and potential total compensation, including annual incentive compensation, at the upper range of total compensation at comparable companies if performance targets are met. As such, the 2013 target LTI awards for our NEOs, as a percentage of each executive’s base salary, were adjusted to the following:

Executive	Annual LTI Target (As % of Base Salary)
Chief Executive Officer	500%
President	400%
Executive VP—Chief Operating Officer	300%
Executive VP—Chief Financial Officer	300%
Senior VP—General Counsel and Secretary	200%

Shares of restricted stock are subject to forfeiture and vest if the NEOs continue to be employed at specified dates in the future and if certain performance metrics are satisfied. For 2013, two-thirds of each grant of restricted stock was time-based, with these shares vesting based on continued employment in three equal tranches. The first tranche vested on March 8, 2014. The remaining tranches will vest on each successive March 8, with the final tranche vesting on March 8, 2016.

On February 27, 2014, the Board of Directors and the Compensation Committee approved certain long-term incentive grants to the executive officers of the Company (including the NEOs) under the Incentive Plan (the “2014 NEO Awards”) generally consistent with past practice and using the same Annual LTI Target percentages set forth in the table above with no adjustment. The Company filed a Current Report on Form 8-K on March 4, 2014 reflecting the details of the 2014 NEO Awards.

The 2014 awards consisted of grants of Time-Vested Shares and Performance-Vested Shares, and the right to earn additional Outperformance Shares upon achievement of a heightened TSR Percentile. The awards were materially consistent with the terms of the 2013 officer grants, except that, with respect to the shares of restricted stock granted to the NEOs, one-half of the shares of restricted stock were granted as Time-Vested Shares and one-half of the shares were granted Performance-Vested shares, thus further aligning total NEO compensation to stockholder returns.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer and three other most highly compensated executive officers (the NEOs) who served as executive officers as of December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Nicholas J. Sutton(1) Chief Executive Officer	2013	$590,000	—	$4,122,641	(2)	—	$514,038	—	$15,300	$5,241,979
	2012	$540,800	—	$1,548,919	(3)	—	$600,369	—	$15,000	$2,705,088
	2011	$520,000	—	$1,895,356	(4)	—	$489,008	—	$14,700	$2,919,064

James M. Piccone(1) President	2013	$415,000	—	$2,319,872	(2)	—	$289,255	—	$18,540	$3,042,667
	2012	$376,480	—	$808,713	(3)	—	$355,257	—	$18,195	$1,558,645
	2011	$362,000	—	$989,596	(4)	—	$289,361	—	$17,760	$1,658,717

Theodore Gazulis Executive Vice President and Chief Financial Officer	2013	$350,000	—	$1,467,383	(2)	—	$219,555	—	$15,300	$2,052,238
	2012	$322,400	—	$461,695	(3)	—	$250,539	—	$15,000	$1,049,634
	2011	$310,000	—	$564,966	(4)	—	$204,067	—	$14,700	$1,093,733

Richard F. Betz Executive Vice President and Chief Operating Officer	2013	$350,000	—	$1,467,383	(2)	—	$219,555	—	$15,300	$2,052,238
	2012	$322,400	—	$461,695	(3)	—	$250,539	—	—	$1,034,634
	2011	$310,000	—	$564,966	(4)	—	$204,067	—	—	$1,079,033

Michael N. Stefanoudakis Senior Vice President, General Counsel and Secretary	2013	$300,000	—	$883,232	(2)	—	$167,280	—	$18,540	$1,369,052
	2012	$283,920	—	$254,118	(3)	—	$189,116	—	$18,195	$745,349
	2011	$273,000	—	$310,961	(4)	—	$154,038	—	$17,760	$755,759

(1)	Mr. Sutton and Mr. Piccone are also directors of the Company but received no compensation for their services as directors.

(2)	Represents the grant date fair market value, two-thirds of which is determined based on the Company’s closing stock price on the dates of grant, and one-third of which is determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, for a description of the calculation of grant date fair market value.

(3)	Represents the grant date fair market value, two-thirds of which is determined based on the Company’s closing stock price on the dates of grant, and one-third of which is determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, for a description of the calculation of grant date fair market value.

(4)	Represents the grant date fair market value, two-thirds of which is determined based on the Company’s closing stock price on the dates of grant, and one-third of which is determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, for a description of the calculation of grant date fair market value.

(5)	Consists of (i) contributions of pursuant to the Company’s 401(k) plan to match employee contributions, plus (ii) the value of parking paid for by the Company, if any. The 401(k) matching contribution was made for each NEO for the years listed, other than Mr. Betz who did not participate in the 401(k) plan for 2011 and 2012. The 401(k) matching contribution for (a) 2013 was $15,300, was paid in 2013 on a period by period matching basis and accrued on the Company’s financial statements in 2013; (b) 2012 was $15,000, was paid in 2012 on a period by period matching basis and accrued on the Company’s financial statements in 2012; and (c) 2011 was $14,700, was paid in 2012, but accrued on the Company’s financial statements in 2011.

GRANTS OF PLAN-BASED AWARDS

The following table includes plan-based awards made to NEOs in 2013. During 2013, we granted short term cash incentive plan awards and long term equity incentive awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					All Other Stock Awards: Number of Shares or Units #	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Initial Target ($)	Maximum ($)	Threshold #	Target #		Maximum #
Nicholas J. Sutton	03/08/13	$368,750	$737,500	$1,106,250	—	—		—		—	—	—	—
	03/08/13				0	223,994	(3)	223,994	(3)	—	—	—	2,340,737
	03/08/13				0	111,997	(4)	223,994	(4)	—	—	—	1,781,904

James M. Piccone	03/08/13	$207,500	$415,000	$622,500	—	—		—		—	—	—	—
	03/08/13				0	126,044	(3)	126,044	(3)	—	—	—	1,317,160
	03/08/13				0	63,022	(4)	126,044	(4)	—	—	—	1,002,712

Theodore Gazulis	03/08/13	$157,500	$315,000	$472,500	—	—		—		—	—	—	—
	03/08/13				0	79,727	(3)	79,727	(3)	—	—	—	833,147
	03/08/13				0	39,863	(4)	79,726	(4)	—	—	—	634,236

Richard F. Betz	03/08/13	$157,500	$315,000	$472,500	—	—		—		—	—	—	—
	03/08/13				0	79,727	(3)	79,727	(3)	—	—	—	833,147
	03/08/13				0	39,863	(4)	79,726	(4)	—	—	—	634,236

Michael N. Stefanoudakis	03/08/13	$120,000	$240,000	$360,000	—	—		—		—	—	—	—
	03/08/13				0	49,839	(3)	49,839	(3)	—	—	—	520,818
	03/08/13				0	22,779	(4)	45,558	(4)	—	—	—	362,414

(1)	Non-equity incentive plan refers to our short-term executive incentive bonus plan, one-half of which is based on Company-wide performance metrics and one-half of which is based on individual performance metrics.

(2)	The 2013 equity grants were made pursuant to the 2009 Performance Incentive Plan. For the 2013 equity grants, the “Performance-Vested Shares” comprise one-third of the overall grant (which share amounts are listed first in the table) and the “Time-Vested Shares” comprise two-thirds of the overall grant (which share amounts are listed second in the table).

(3)	The recipient was granted Time-Vested Shares in the amounts listed in the table. These shares shall vest in three equal annual installments on March 8, 2014, 2015 and 2016.

(4)

The recipient was granted Performance-Vested shares shown in the table. The Performance-Vested Shares vest only upon achievement of specified thresholds of cumulative TSR as compared to a specified peer group. A TSR percentile is calculated based on the change in the value of the Company’s common stock between the grant date and the applicable vesting date, including any dividends paid during the period, as compared to the respective TSRs of a specified group of 17 peer companies. The Performance-Vested Shares vest in three installments on the one-, two- and three-year anniversaries of the grant date to the extent that the applicable TSR Percentile ranking thresholds are met upon those dates. The Performance-Vested Shares shall vest on a sliding scale from 50% vesting for performance at the 33rd percentile level relative to peers (with zero vesting below the 33% level) to 100% vesting for performance at the 50th percentile level. Performance-Vested Shares that are eligible to vest on a vesting date but do not qualify for vesting become eligible for vesting again on the next vesting date. Any Performance-Vested Shares that have not vested by March 8, 2016 will be forfeited. In addition, the participant shall be entitled to earn a number of additional shares equal to the number of Performance-Vested Shares (the total of Performance-Vested Shares plus potential Outperformance Shares is set forth under the “maximum #” column above) upon achievement of a higher TSR Percentile. The Outperformance Shares are earned in increasing increments based on a TSR Percentile attained over a specified threshold. Outperformance Shares may be earned on any vesting date to the extent that the applicable TSR Percentile ranking thresholds are met in three installments on the one-, two- and three-year anniversaries of the grant date. The Outperformance Shares shall be issued on a sliding scale beginning for performance at the 50th percentile level relative to peers, up to potential issuance of the full number of Outperformance Shares for performance at the 100th percentile level. Outperformance Shares that are earned at a vesting date will be issued to the recipient; however, prior to such issuance, the recipient is not entitled to stockholder rights with respect to

Outperformance Shares. Outperformance Shares that are eligible to be earned but remain unearned on a vesting date become eligible to be earned again on the next vesting date. The right to earn any theretofore unearned Outperformance Shares terminates immediately following the final vesting date. The following peer group was approved for TSR ranking purposes for the 2013 equity grants:

Abraxas Petroleum Corp. (AXAS)	Denbury Resources, Inc. (DNR)	Sanchez Energy Corporation (SN)
Approach Resources, Inc. (AREX)	Forest Oil Corporation (FST)	Swift Energy Co. (SFY)
Callon Petroleum Co. (CPE)	Laredo Petroleum Holdings, Inc. (LPI)	W&T Offshore Inc. (WTI)
Carrizo Oil & Gas Inc. (CRZO)	Magnum Hunter Resources Corp. (MHR)	WPX Energy, Inc. (WPX)
Clayton Williams Energy, Inc. (CWEI)	PDC Energy, Inc. (PDCE)	Whiting Petroleum Corp. (WLL)
Comstock Resources, Inc. (CRK)	Rosetta Resources, Inc. (ROSE)

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END

The following table identifies the unvested stock awards for each of the NEOs as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested #(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $(2)
Nicholas J. Sutton	__	__	__	__	__	__	__	522,136	$4,714,888
James M. Piccone	__	__	__	__	__	__	__	286,254	$2,584,874
Theodore Gazulis	__	__	__	__	__	__	__	175,075	$1,580,927
Richard F. Betz	__	__	__	__	__	__	__	175,075	$1,580,927
Michael N. Stefanoudakis	__	__	__	__	__	__	__	107,157	$967,628

(1)	All equity grants were made pursuant to the 2009 Performance Incentive Plan. For all share grants reflected in this table, the “Performance-Vested Shares” comprise one-third of the overall grant and the “Time-Vested Shares” comprise two-thirds of the overall grant. The Performance-Vested Shares granted before 2013 vested in four annual installments commencing on December 31 of the year of grant; provided, however, that the Performance-Vested Shares shall vest only if there has been a 10% annual appreciation in the trading price of the Company’s Common Stock, compounded annually, from the 20 trading-day average stock price at December 31 of the prior year. At the end of each year during the vesting period, the 20 trading-day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. Any Performance-Vested Shares that have not vested by December 31 of the fourth year following grant will be forfeited. The Performance-Vested Shares granted in 2013 vest in three installments on the one-, two- and three-year anniversaries of the grant date to the extent that the applicable TSR Percentile ranking thresholds are met upon those dates, as explained in footnote 4 of the Grant of Plan-Based Awards table above. Time-Vested Shares granted before 2013 generally vest in four equal annual installments on December 31 of the year of grant and December 31 of the succeeding three years, whereas Time-Vested Shares granted in 2013 generally vest in three equal annual installments on the one-, two- and three-year anniversaries of the grant date. Certain of the Time-Vested Shares granted in 2010, 2011 and 2012 to the NEOs vested in 2013. The share numbers in the table above reflects the shares that remained unvested following such vesting. No Performance-Vested Shares vested in 2011 or 2012.

(2)	Value based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2013 of $9.03.

OPTION EXERCISES AND STOCK VESTED IN 2013

During 2013, the NEOs vested in restricted stock awards as described below.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #	Value Realized on Vesting $(1)
Nicholas J. Sutton	—	—	126,375	$1,141,166
James M. Piccone	—	—	72,657	$656,093
Theodore Gazulis	—	—	48,647	$439,282
Richard F. Betz	—	—	48,647	$439,282
Michael N. Stefanoudakis	—	—	12,429	$108,314

(1)	Based on the closing price on the NYSE of the Company’s Common Stock on the date of vesting.

OTHER COMPENSATION MATTERS

2013 Pension Benefits

The Company has no defined benefit pension plans or supplemental executive retirement plans.

2013 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2013, the Company had no nonqualified plan that provides for deferral of compensation to NEOs.

Potential Payments Upon Termination or Change of Control of Resolute

In April 2011, all of the officers of the Company entered into employment agreements that provide for severance payments upon termination or upon a change of control of the Company. The severance terms for the NEOs under such agreements are described below under “Employment Agreements.”

The Board has granted restricted stock to certain of the NEOs. The restricted stock was granted under the 2009 Performance Incentive Plan, which provides that upon the occurrence of certain Change of Control Events, restricted stock will become fully vested. See “Compensation Discussion and Analysis—Long- Term Incentive Compensation” for a description of the restricted stock grants to NEOs.

The table below reflects the maximum compensation payable to each NEO pursuant to the terms of the NEO employment agreements and our equity compensation plan and related grant agreements upon each NEO’s death, disability, termination without cause or by executive for “good reason” (both outside of, and within, a change in control context), and upon a termination for cause or upon executive’s voluntary termination. The disclosure below assumes each termination of employment was effective as of December 31, 2013, that our stock price on such date was $9.03 (the reported closing price of our stock on the NYSE on such date), and that no NEO’s benefits are reduced to take into account the effect of Sections 280G and 4999 of the Code. The actual amounts to be paid upon termination of any NEO are dependent on various factors, which may or may not exist at the time the NEO is actually terminated. Therefore, the amounts and disclosures below are estimates only, and should be considered “forward looking statements.”

					Without Cause or Resignation for Good Reason
Name	Payment Type	Death or Disability ($)		For Cause, Retirement or Resignation without Good Reason ($)	Unrelated to Change in Control ($)	Related to Change in Control ($)(1)
Nicholas J. Sutton	Cash Severance	2,655,000		0	2,655,000	3,982,500
	Pro-Rata Bonus(2)	514,038		0	514,038	514,038
	Accelerated Equity Vesting	4,714,888	(3)	0(4)	0	5,726,221	(5)
	Health Payments	20,682		0	20,682	20,682

	TOTAL	7,904,608		0	3,189,720	10,243,441

James M. Piccone	Cash Severance	1,452,500		0	1,452,500	2,075,000
	Pro-Rata Bonus(2)	289,255		0	289,255	289,255
	Accelerated Equity Vesting	2,584,874	(3)	0(4)	0	3,153,963	(5)
	Health Payments	20,682		0	20,682	20,682

	TOTAL	4,347,311		0	1,762,437	5,538,900

Theodore Gazulis	Cash Severance	997,500		0	997,500	1,330,000
	Pro-Rata Bonus(2)	219,555		0	219,555	219,555
	Accelerated Equity Vesting	1,580,927	(3)	0	0	1,940,890	(5)
	Health Payments	20,682		0	20,682	20,682

	TOTAL	2,818,664		0	1,237,737	3,511,127

Richard F. Betz	Cash Severance	997,500		0	997,500	1,330,000
	Pro-Rata Bonus(2)	219,555		0	219,555	219,555
	Accelerated Equity Vesting	1,580,927	(3)	0	0	1,940,890	(5)
	Health Payments	29,124		0	29,124	29,124

	TOTAL	2,827,106		0	1,246,179	3,519,569

Michael N. Stefanoudakis	Cash Severance	810,000		0	810,000	1,080,000
	Pro-Rata Bonus(2)	167,280		0	167,280	167,280
	Accelerated Equity Vesting	967,628	(3)	0	0	1,173,322	(5)
	Health Payments	29,124		0	29,124	29,124

	TOTAL	1,974,032		0	1,006,404	2,449,726

(1)	Termination is related to a Change in Control if it occurs six months before or two years following the Change in Control.

(2)	Because the effective date of termination is assumed to be December 31, 2013, the amounts are equal to 100% of the actual STI payments for the 2013 calendar year.

(3)	The amounts reflect full vesting of all time-vested shares and all performance-vested shares. The amounts do not reflect Outperformance Shares, except as disclosed pursuant to FN5.

(4)	Upon a “qualified retirement,” these executives retain the right to continue to vest in their 2013 restricted stock awards. Because the amount eventually earned under such awards cannot be determined at the time of termination, we have not reflected any amounts in the table above with respect to any such hypothetical retirement.

(5)	Amount includes full vesting of all Outperformance Shares outstanding at December 31, 2013. The actual vesting of Outperformance Shares upon a Change in Control or a termination related to a Change in Control would be determined in accordance with the NEO employment agreements and the equity incentive plan and related grant agreements, based on the facts and circumstances existing at the time.

Employment Agreements

In April 2011, the Company entered into employment agreements with all of the officers of the Company, including the NEOs. The following is a summary of the terms of the employment agreements.

Each executive employment agreement provides for the payment of annual base salary and annual short-term incentive payment (as a percent of base salary) upon the achievement of certain targets and also provides for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Each employment agreement also provides that during the term of such agreement, the officer will be entitled to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The employment agreements all had an initial term commencing effective on April 1, 2011 and ending on December 31, 2011, with automatic additional one year term extensions (the “extended term”).

Severance Provisions. If the executive’s employment is terminated by the Company without “cause”, but in the absence of a “change in control”, by the executive with “good reason” (for officers at the level of Senior Vice President and above), or by the Company or by the executive upon his death or disability, the executive is entitled to receive, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements (the “Accrued Payments”), (i) payment of an amount equal to the equivalent of a number of months of his base salary as of the date of termination (ii) payment of an amount equal to a multiple of the executive’s target STI payment, (iii) payment of an amount equal to a pro-rata portion of the target STI payment that executive would have been entitled to for the calendar year of termination (a “Pro Rata Bonus”), and (iv) reimbursement on a monthly basis of premiums for payments for COBRA health care coverage for 18 months (the payments described in (i) through (iv) are collectively referred to as the “Severance Payments”). The terms “cause”, “change in control” and “good reason” have the definitions set forth in the employment agreement. For subpart (i), the number of months is 24 for the Chief Executive Officer, 21 for the President, 18 for Executive and Senior Vice Presidents and 12 for Vice Presidents. For subpart (ii), the multiple of the executive’s target STI payment is 2x for the Chief Executive Officer, 1.75x for the President, 1.5x for the Executive and Senior Vice Presidents and 1.0x for the Vice Presidents.

If the executive’s employment is terminated by the Company without cause, or by the executive with good reason, within six months prior to the occurrence of a change in control or within two years following a change in control, he is entitled to receive, in addition to Accrued Payments, (i) an amount equal to a multiple of the sum of (a) the executive’s annual base salary as of the termination date, or, if greater, as of the date of the change in control, plus (b) his target STI payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the change in control, (ii) payment of the Pro-Rata Bonus, and (iii) reimbursement on a monthly basis of premiums for payments for COBRA health care coverage for 18 months (the payments described in (i) through (iii) are collectively referred to as the “Change in Control Severance Payments”). The multiple in subpart (i) is 3x for the Chief Executive Officer, 2.5x for the President, 2x for Executive and Senior Vice Presidents and 1.5x for Vice Presidents.

Vesting of Equity Awards. The employment agreements contain double trigger equity vesting provisions upon a change in control. Following a change in control, any time-based equity awards that remain unvested will continue to vest on the previously established vesting date of such award; provided however, that in the event of a termination of the executive’s employment by the Company (or its successor) for any reason other than for cause, or a termination of his employment by the executive for good reason, within two years following a change in control, such unvested equity awards will immediately and automatically vest in full and, in the case of options or other exercisable equity awards, will remain exercisable for two years following such termination of employment. In addition, upon a change in control, any performance-based equity awards held by the executive will vest only to the extent that the stock price target or other performance thresholds applicable to such awards are met in the change in control transaction, as determined by the Board in its reasonable discretion. Any performance-based equity awards held by the executive that are not vested under the preceding sentence will be automatically converted to time-based equity awards in equal one-third proportions and the vesting of those awards will be amended such that those awards shall vest over the executive’s next three regularly scheduled vesting dates.

In addition, if the executive’s employment is terminated (i) by the Company for any reason other than for cause or (ii) by the executive for good reason within the six months prior to the occurrence of a change in control, then the executive will be treated for purposes of the vesting of equity awards as if he continued to be employed through the date of the change in control and the termination of his employment occurred immediately following the change in control.

No Tax Gross-Ups. There is no 280G gross-up provided in the employment agreements.

Other Provisions. The agreements contain confidentiality and non-compete provisions substantially similar to the prior agreements; provided that the non-compete period for the Chief Executive Officer, the President and all Executive and Senior Vice Presidents is 24 months and the period for Vice Presidents is 18 months.

In the employment agreement, each officer agreed: (i) that all intellectual property developed, and business opportunities as to which such executive became aware, during his employment belong to the Company, (ii) to maintain confidentiality of proprietary information, and (iii) to turn over to the Company all business records during, and upon termination of, employment. In addition, pursuant to the employment agreement, the Company has the right, in its sole discretion, to agree to make severance payments to any executive officer for up to a specified period months following termination other than for cause (as defined in such agreement), or upon voluntary resignation following a reduction in annual salary. Severance payments would be equal to the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive could not engage in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of the Company (the “Non-Compete”). In addition, the executive would be subject to the Non-Compete, even if no severance is paid, if the executive resigned other than for Good Reason (as defined in such agreement) or following a salary reduction, the executive was terminated for cause, or the executive had breached any material provision of the employment agreement. In addition, the executive would be in all events prohibited during a specified period following termination from inducing any other employee of the Company to terminate his employment or cease providing services to the Company.

The timing and amount of any Severance Payments or Change in Control Severance Payments to the executive may be modified to comply with, and to avoid additional taxes or interest under, Section 409A of the Internal Revenue Code of 1986, as amended.

Clawback Provisions. Each employment agreement also contains a provision that subjects any payment made under the terms of the employment agreement to clawback by the Company pursuant to applicable law and any applicable Company compensation recover policy as may be in effect from time to time.

This description of the employment agreements is qualified in its entirety by the complete copies of the various employment agreements attached to the Form 8-K filed by the Company on April 26, 2011.

Retirement and Other Benefit Plans

All of the Company’s full time employees (including the Company’s executive officers) are eligible to participate in a 401(k) plan. The Company matches all or a portion of employee contributions to the 401(k) plan up to 6% on a bi-weekly basis, with a year-end true up. A 6% matching contribution was made in 2013 and trued up in March 2014 for all 2013 plan contributions.

Other Benefits Plans

The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Compensation Programs and Potential of Risks

The Compensation Committee and Board have determined that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the corporate income tax deduction for compensation paid to the principal executive officer and each other executive officer shown in the summary compensation table in the proxy statement, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to us.

Stock Ownership Guidelines

The Compensation Committee recommended and the Board of Directors approved stock ownership guidelines for directors and the executive management team in order to further align the interest of our directors and officers with those of our stockholders. Effective as of April 1, 2014, individuals have five years to reach the following stock ownership guidelines (as a multiple of base salary): (i) Chief Executive Officer: 6x, (ii) Other NEOs: 3x, (iii) Vice Presidents: 2x, and (iv) directors: 3x the annual cash retainer. Stock actually owned, as well as stock awarded under time-vested restricted stock awards, is included for purposes of satisfying these guidelines. Based on the April 1, 2014 closing price of the stock, each of the NEOs and the majority of our directors have already achieved the stock ownership guidelines.

Policies Against Hedging and Pledging Stock

Under the terms of our Insider Trading Policy that is applicable to our NEOs and directors, such persons are prohibited from engaging in hedging transactions that are designed to hedge or offset a decrease in market value of such person’s common stock in the Company. We prohibit such conduct because to allow such activity the officer could then no longer be exposed to the full risks of ownership and may no longer have the same objectives as the Company’s other stockholders.

In addition, our NEOs and directors may not hold their Company securities in a margin account and may not, without prior approval and in very limited circumstances, pledge Company securities as collateral for any other loan. The only exception to the prohibition on pledging securities may exist in the case of a non-margin loan where the officer was clearly able to demonstrate the financial ability to repay the loan without resort to the pledged securities, and only if such pledge was pre-approved by our General Counsel. No shares owned by our NEOs or directors are currently pledged.

Clawback Provisions

Our Chief Executive Officer and Chief Financial Officer are currently subject to the forfeiture of bonuses stipulated by Section 304 of the Sarbanes Oxley Act of 2002. In addition, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. In 2013, the Board of Directors affirmed that the Company will adopt a policy as required by Dodd-Frank when final regulations have been provided by the SEC and the NYSE. Each officer employment agreement contains a provision that subjects any payment made under the terms of the employment agreement to clawback by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be in effect from time to time.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

James E. Duffy, Chairman

Richard L. Covington

William H. Cunningham

Gary L. Hultquist

EQUITY PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our Common Stock issuable under our compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	0	$ 0.00	4,480,169(1)

Equity compensation plans not approved by security holders	—	—	—

Total	0	$0.00	4,480,169

(1)	This represents the shares remaining available for issuance under the 2009 Performance Incentive Plan as of December 31, 2013. Awards under the plan may be made in the form of options, restricted stock, restricted stock units or stock appreciation rights. As of the April 11, 2014 record date, the Company had (i) 2,620,041 shares remaining available for future issuance under such plan, (ii) no options outstanding, and (iii) an aggregate of 4,085,155 shares of restricted stock outstanding (issued under the plan) that were subject to future vesting.

TRANSACTIONS WITH RELATED PERSONS

The Company has entered into agreements to indemnify its directors and NEOs. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

In December 2012, the Company completed acquisitions of interests in certain oil and gas properties in the Permian Basin in Texas and New Mexico from Celero for a purchase price of $117 million, and from RSP (“RSP” and, together with Celero, the “Sellers”), for a purchase price of $133 million plus an additional $6 million paid for the option to acquire certain remaining interests from RSP. In March 2013, the Company exercised its option to purchase the remaining interests from RSP for a total purchase price of $258 million, to which the previously paid option fee was applied. Natural Gas Partners VII, L.P. was an over 20% beneficial stockholder of the Company at that time. Although NGP VII did not and does not own any interests in Celero and RSP, NGP VII is affiliated with investment funds that own equity interests in Celero and RSP, by virtue of being managed by the same investment advisor and sharing certain common owners. The Board of Directors received a fairness opinion from a nationally recognized investment bank with respect to the fairness from a financial perspective of each transaction. In addition, Mr. Covington recused himself from the deliberations of the Board and the negotiation and approval of each of these transactions.

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to the Company’s Code of Business Conduct and Ethics, the Board of Directors will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board of Directors shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company has designated its Senior Vice President and General Counsel, Michael N. Stefanoudakis, as the compliance officer to generally oversee compliance with the Code of Business Conduct and Ethics.

COMPENSATION OF DIRECTORS

Director Summary Compensation Table

The following table summarizes the compensation we paid to our non-employee directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Richard L. Covington	$83,372	(2)	$19,595	(2)	—	—	—	—	$102,967
William H. Cunningham	$70,000		$148,777		—	—	—	—	$218,777
Robert M. Swartz	$84,125		$148,777		—	—	—	—	$232,902
James E. Duffy	$80,375		$148,777		—	—	—	—	$229,152
Thomas O. Hicks, Jr.	$66,000		$148,777		—	—	—	—	$214,777

(1)	Amounts are based on the fair value of the restricted stock or stock appreciation rights awards, as applicable, on the date of grant.

(2)	Fees and awards earned by Mr. Covington were issued directly to NGP pursuant to internal NGP rules.

Messrs. Sutton and Piccone are not included in this table because as employees of the Company they receive no additional compensation for their services as directors. The compensation received by Messrs. Sutton and Piccone as employees is shown in “—Executive Compensation—Summary Compensation Table.”

For the first quarter of 2013, the Board of Directors had previously approved the following annual compensation for non-employee directors: annual retainer of $50,000, fees of $2,000 for each Board of Directors meeting and $1,000 for each committee meeting, and additional annual compensation of $7,500 for each committee chairman and for the Lead Independent Director. The cash fees appearing in the above table reflect this compensation arrangement with respect to cash compensation paid for the first quarter of 2013 Board and committee service.

In March 2013, and based on the results of a Board compensation study by L&A, the Board of Directors approved the following annual cash compensation for non-employee directors: annual retainer of $50,000, fees of $2,000 for each Board of Directors meeting and $1,000 for each committee meeting, and additional annual compensation of $15,000 for the chairman of the Audit Committee, $10,000 for the chairman of the Compensation Committee, $10,000 for the chairman of the Corporate Governance/Nominating Committee and $7,500 for the Lead Independent Director. This cash compensation program commenced at the beginning of the second quarter of 2013 and was also maintained by the Board for 2014.

In addition, non-employee directors receive equity compensation, which is issued in March of each year. In March 2013, the Board approved an increase in the value of the equity compensation to be paid to the independent directors to $125,000 annually, based on the results of the Board compensation study by L&A.

Awards of 14,237 shares of restricted stock were made to each of directors Cunningham, Duffy, Hicks and Swartz on March 8, 2013. The shares vested on the first anniversary of the date of grant. The number of shares was determined by dividing the nominal “equity” payment of $125,000 by the average closing stock price of the Company’s Common Stock on the NYSE for the last 60 trading days before the date of grant, which was calculated as $8.78. The amounts in the table represent the fair value of the restricted stock grants made to Messrs. Cunningham, Swartz, Duffy and Hicks in March 2013. See “Security Ownership of Certain Beneficial Owners and Management.”

Furthermore, Mr. Covington was awarded 14,237 stock appreciation rights. Mr. Covington is not permitted to receive stock awards pursuant to the terms of his contractual arrangements with NGP and the right to receive the cash settlement of the stock appreciation rights has been assigned by him to NGP. Cash payments in settlement of the stock appreciation rights are based on the difference between the closing price of the Common Stock on the vesting date of the stock appreciation rights and $10.45, the closing price of the Common Stock on March 8, 2013, the date of grant. Stock appreciation rights vest on the first anniversary of the date of grant. Stock appreciation rights are deemed exercised upon vesting and are paid out in cash. The amounts in the table represent the fair value of the stock appreciation rights grant made to Mr. Covington in 2013.

In addition, each director is reimbursed for any out-of-pocket expenses incurred by such director in connection with attending meetings of the Board of Directors or its committees. Each director is covered by a liability insurance policy paid for by the Company and is indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company has also entered into indemnification agreements with each of its directors.

PROPOSAL TWO—ADVISORY VOTE

ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added new Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their NEOs as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. We are asking our stockholders to vote, on an advisory basis, to approve the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC and Section 14A of the Exchange Act.

This proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns. At the 2011 Annual Meeting, the stockholders approved annual Say on Pay votes at an approval rate of approximately 60%. The Board considered this result and determined that it would submit the compensation of the NEOs for stockholder approval annually.

At the 2013 Annual Meeting, the stockholders approved the compensation of the NEOs at an approval rate of approximately 80% of the votes cast. The Compensation Committee and Board made substantial modifications to the Company’s compensation programs beginning in March 2013. In addition, the Board considered the results of the 2013 Say on Pay vote and, over the last year, the Board adopted a number of additional compensation and governance related policies and made certain adjustments to our compensation policies at the recommendation of our independent compensation consultant that are generally viewed as “best practices”. These policies and program adjustments are described above under the Compensation Discussion and Analysis.

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of our Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of our executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board believes that the compensation of our NEOs as described in “Executive Compensation” appropriately addresses those objectives, and accordingly recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

The Board recommends a vote FOR approval of the compensation of our Named Executive Officers as disclosed in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

PROPOSAL THREE—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and requests ratification of this appointment by our stockholders. KPMG has served as our independent registered public accounting firm since December 21, 2009. If our stockholders do not ratify the appointment of KPMG, the adverse vote would be considered as a direction to the Audit Committee to consider other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2014, will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Fees Paid to Principal Accountants

The following table presents the aggregate fees billed for the indicated services performed by KPMG for the 2012 and 2013 fiscal years.

	2012	2013
Audit fees	$430,000	$480,000
Audit-related fees	313,255	185,000
Tax fees	—	—
All other fees	—	—

Total	$743,255	$665,000

Audit Committee Pre-Approval Policy

The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to the pre-approval policies.

Report of the Audit Committee

Our management is responsible for the preparation of our financial statements, and our independent registered public accounting firm, KPMG LLP, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2013, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees;

•

Received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence; and

•	Reviewed and approved the services provided by KPMG.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 10, 2014.

AUDIT COMMITTEE:

Robert M. Swartz, Chairman

William H. Cunningham

James E. Duffy

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate or within the discretionary power they have been provided.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees and to reduce unnecessary waste of paper materials.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, CO 80202, or by contacting us at (303) 534-4600. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 534-4600, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Available Information

The Company maintains a link to investor relations information on its website, www.resoluteenergy.com, where it makes available, free of charge, the Company’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The Company also makes available on its website copies of the charters of the Audit, Compensation and Corporate Governance/Nominating Committees of the Board of Directors, its Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Stockholder and Interested Parties Communications Policy and Corporate Governance Guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary, Resolute Energy Corporation, 1675 Broadway, Suite 1950, Denver, CO 80202. You may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents the Company files with the SEC. The Company’s website and the information contained on or connected to its website is not incorporated by reference herein and its web address is included as an inactive textual reference only.

By Order of the Board of Directors,

Nicholas J. Sutton Chairman and Chief Executive Officer Dated: April 24, 2014